EXHIBIT 13.1

TC Energy Corporation
2019 Annual information form
February 12, 2020

TED

TC Energy Annual information form 2019	2

TC Energy Annual information form 2019	1

Presentation of information
Throughout this Annual information form (AIF), the terms, we, us, our, the Company and TC Energy mean TC Energy Corporation and its subsidiaries. In particular, TC Energy includes references to TransCanada PipeLines Limited (TCPL). The term subsidiary, when referred to in this AIF, with reference to TC Energy means direct and indirect wholly-owned subsidiaries of, and legal entities controlled by, TC Energy or TCPL, as applicable.
Unless otherwise noted, the information contained in this AIF is given at or for the year ended December 31, 2019 (Year End). Amounts are expressed in Canadian dollars unless otherwise indicated. Information in relation to metric conversion can be found at Schedule A to this AIF. The Glossary found at the end of this AIF contains certain terms defined throughout this AIF and abbreviations and acronyms that may not otherwise be defined in this document.
Certain portions of TC Energy's management's discussion and analysis dated February 12, 2020 (MD&A) are incorporated by reference into this AIF as stated below. The MD&A can be found on SEDAR (www.sedar.com) under TC Energy's profile.
Financial information is presented in accordance with United States (U.S.) generally accepted accounting principles (GAAP). We use certain financial measures that do not have a standardized meaning under GAAP and therefore they may not be comparable to similar measures presented by other entities. Refer to the About this document – Non-GAAP measures section of the MD&A for more information about the non-GAAP measures we use and a reconciliation to their GAAP equivalents, which section of the MD&A is incorporated by reference herein.
Forward-looking information
This AIF, including the MD&A disclosure incorporated by reference herein, contains certain information that is forward-looking and is subject to important risks and uncertainties. We disclose forward-looking information to help current and potential investors understand management’s assessment of our future plans and financial outlook, and our future prospects overall.
Statements that are forward-looking are based on certain assumptions and on what we know and expect today and generally include words like anticipate, expect, believe, may, will, should, estimate or other similar words.
Forward-looking statements included or incorporated by reference in this AIF include information about the following, among other things:

•	our financial and operational performance, including the performance of our subsidiaries

•	expectations about strategies and goals for growth and expansion

•	expected cash flows and future financing options available, including portfolio management

•	expected dividend growth

•	expected access to and cost of capital

•	expected costs and schedules for planned projects, including projects under construction and in development

•	expected capital expenditures, contractual obligations, commitments and contingent liabilities

•	expected regulatory processes and outcomes

•	expected outcomes with respect to legal proceedings, including arbitration and insurance claims

•	the expected impact of future tax and accounting changes

•	expected industry, market and economic conditions.
Forward-looking statements do not guarantee future performance. Actual events and results could be significantly different because of assumptions, risks or uncertainties related to our business or events that happen after the date of this AIF.

2	TC Energy Annual information form 2019

Our forward-looking information is based on the following key assumptions, and subject to the following risks and uncertainties:
Assumptions

•	regulatory decisions and outcomes

•	planned and unplanned outages and the use of our pipeline, power and storage assets

•	integrity and reliability of our assets

•	anticipated construction costs, schedules and completion dates

•	access to capital markets, including portfolio management

•	expected industry, market and economic conditions

•	inflation rates and commodity prices

•	interest, tax and foreign exchange rates

•	nature and scope of hedging.
Risks and uncertainties

•	our ability to successfully implement our strategic priorities and whether they will yield the expected benefits

•	our ability to implement a capital allocation strategy aligned with maximizing shareholder value

•	the operating performance of our pipeline, power and storage assets

•	amount of capacity sold and rates achieved in our pipeline businesses

•	the amount of capacity payments and revenues from our power generation assets due to plant availability

•	production levels within supply basins

•	construction and completion of capital projects

•	costs for labour, equipment and materials

•	the availability and market prices of commodities

•	access to capital markets on competitive terms

•	interest, tax and foreign exchange rates

•	performance and credit risk of our counterparties

•	regulatory decisions and outcomes of legal proceedings, including arbitration and insurance claims

•	our ability to effectively anticipate and assess changes to government policies and regulations, including those related to the environment

•	competition in the businesses in which we operate

•	unexpected or unusual weather

•	acts of civil disobedience

•	cyber security and technological developments

•	economic conditions in North America as well as globally.

You can read more about these factors and others in the MD&A and in other reports we have filed with Canadian securities regulators and the SEC.
As actual results could vary significantly from the forward-looking information, you should not put undue reliance on forward-looking information and should not use future-oriented information or financial outlooks for anything other than their intended purpose. We do not update our forward-looking statements due to new information or future events, unless we are required to by law.

TC Energy Annual information form 2019	3

TC Energy Corporation
CORPORATE STRUCTURE
On May 3, 2019, TransCanada Corporation changed its name to TC Energy Corporation to better reflect the scope of our operations as a leading North American energy infrastructure company. Our head office and registered office are located at 450 – 1 Street S.W., Calgary, Alberta, T2P 5H1. TC Energy was incorporated pursuant to the provisions of the Canada Business Corporations Act (CBCA) on February 25, 2003 in connection with a plan of arrangement with TCPL (Arrangement), which established TC Energy as the parent company of TCPL. The Arrangement was approved by TCPL common shareholders on April 25, 2003 and, following court approval and the filing of Articles of Arrangement, the Arrangement became effective on May 15, 2003. TCPL continues to carry on business as the principal operating subsidiary of TC Energy. TC Energy does not hold any material assets directly other than the common shares of TCPL and receivables from certain of TC Energy's subsidiaries.
INTERCORPORATE RELATIONSHIPS
The following diagram presents the name and jurisdiction of incorporation, continuance or formation of TC Energy’s principal subsidiaries as at Year End. Each of the subsidiaries shown has total assets that exceeded 10 per cent of the total consolidated assets of TC Energy as at Year End or revenues that exceeded 10 per cent of the total consolidated revenues of TC Energy as at Year End. TC Energy beneficially owns, controls or directs, directly or indirectly, 100 per cent of the voting shares or units in each of these subsidiaries.

The above diagram does not include all of the subsidiaries of TC Energy. The total assets and revenues of excluded subsidiaries in the aggregate did not exceed 20 per cent of the total consolidated assets of TC Energy as at Year End or total consolidated revenue of TC Energy as at Year End.

4	TC Energy Annual information form 2019

General development of the business
We operate in three core businesses – Natural Gas Pipelines, Liquids Pipelines and Power and Storage. In order to provide information that is aligned with how management decisions about our businesses are made and how performance of our businesses is assessed, our results are reflected in five operating segments: Canadian Natural Gas Pipelines, U.S. Natural Gas Pipelines, Mexico Natural Gas Pipelines, Liquids Pipelines and Power and Storage. We also have a Corporate segment consisting of corporate and administrative functions that provide governance, financing and other support to TC Energy's business segments.
Natural Gas Pipelines and Liquids Pipelines are principally comprised of our respective natural gas and liquids pipelines in Canada, the U.S. and Mexico, as well as our regulated natural gas storage operations in the U.S. Power and Storage includes our power operations and our unregulated natural gas storage business in Canada.
Summarized below are significant developments that have occurred in our Natural Gas Pipelines, Liquids Pipelines and Power and Storage businesses, respectively, and certain acquisitions, dispositions, events or conditions which have had an influence on those developments, during the last three financial years and year to date in 2020. Further information about changes in our business that we expect to occur during the current financial year can be found in the Canadian Natural Gas Pipelines, U.S. Natural Gas Pipelines, Mexico Natural Gas Pipelines, Liquids Pipelines and Power and Storage sections of the MD&A, which sections of the MD&A are incorporated by reference herein.
NATURAL GAS PIPELINES
Developments in the Canadian Natural Gas Pipelines Segment

Date	Description of development

CANADIAN REGULATED PIPELINES

NGTL System - Expansion Programs
2017
In June 2017, we announced a $2.0 billion expansion program on our NGTL System based on contracted customer demand for approximately 3.2 PJ/d (3 Bcf/d) of incremental firm receipt and delivery services, with anticipated in-service dates through to 2021. In 2017, we placed approximately $1.7 billion of new facilities in service.

2018
In February 2018, we announced the NGTL System 2021 Expansion Program (2021 Expansion Program) with an estimated capital cost of $2.3 billion and an anticipated in-service date in the first half of 2021. The 2021 Expansion Program consists of approximately 349 km (217 miles) of new pipeline, three compressor units and associated facilities. The expansion is required to connect incremental firm-receipt supply to commence April 2021 and expand basin export capacity by 1.1 PJ/d (1.0 Bcf/d) to the Empress export delivery point at the interconnection of the NGTL System and Canadian Mainline. An application to construct and operate the 2021 Expansion Program was filed with the NEB in June 2018. In October 2018, we announced the $1.5 billion NGTL System 2022 Expansion Program (2022 Expansion Program) to meet capacity requirements for incremental firm-receipt and intra-basin delivery services to commence in November 2021 and April 2022. The 2022 Expansion Program consists of approximately 170 km (106 miles) of new pipeline, three compressor units, meter stations and associated facilities. In 2018, we placed approximately $0.6 billion of projects in service.

2019
The 2021 Expansion Program application proceeded through a public hearing with the CER (formerly the NEB, see Business of TC Energy - Regulation of Natural Gas Pipelines and Liquids Pipelines below) that concluded in fourth quarter 2019, with a decision pending. Applications for approvals to construct and operate approximately $1.1 billion of the facilities for the 2022 Expansion Program, underpinned by eight-year contracts, were filed with the NEB in second quarter 2019 and are currently proceeding through public hearings expected to conclude in second quarter 2020. Pending receipt of regulatory approvals, construction would start as early as first quarter 2021. In October 2019, we announced the West Path Delivery Program, an expansion of our NGTL System and Foothills pipeline system for contracted incremental export capacity onto the GTN system in the Pacific Northwest. The Canadian portion of the expansion program has an estimated capital cost of $1.0 billion and consists of approximately 103 km (64 miles) of pipeline and associated facilities with in-service dates in fourth quarter 2022 and fourth quarter 2023. The West Path Delivery Program is underpinned by approximately 275 TJ/d (258 MMcf/d) of new firm service contracts with terms that exceed 30 years. In 2019, we placed approximately $1.3 billion of projects in service.

2020
On February 12, 2020, we approved the NGTL Intra-Basin System Expansion for contracted incremental intra-basin delivery capacity of 331 TJ/d (309 MMcf/d) for 15-year terms. The expansion includes three segments of pipeline totaling 119 km (74 miles), 90 MW of additional compression and has an estimated capital cost of $0.9 billion and with in-service dates commencing in 2023.

TC Energy Annual information form 2019	5

Date	Description of development

NGTL System - North Montney Mainline (NMML)
2018
In July 2018, the NEB issued an amending order and amended the Certificate of Public Convenience and Necessity (CPCN) following the Government of Canada's approval of our application to the existing NMML project approvals. This amending order removed the condition requiring a positive FID for the Pacific Northwest LNG project prior to commencement of construction. The NEB directed NGTL to seek approval for a revised tolling methodology for the project following a provisional period defined as one year after the receipt of the Government of Canada decision, otherwise stand-alone tolling will be imposed as a default. Construction on the NMML project began in August 2018.

2019
In March 2019, the NGTL System Rate Design and Services Application was filed with the NEB which included a contested settlement agreement negotiated with the Tolls, Tariff, Facilities and Procedures (TTFP) committee. The settlement is supported by the majority of TTFP committee members. The application addresses rate design, terms and conditions of service for the NGTL System and a tolling methodology for NMML. Given the complexity of the issues raised in the application, the CER held a public hearing in fourth quarter 2019. We anticipate a decision in first quarter 2020. In May 2019, the NEB approved the proposed NMML tolling methodology including the surcharge, as filed, on an interim basis, pending the outcome of the Rate Design and Services Application.

2020
On January 31, 2020, the $1.1 billion Aitken Creek section of NMML was placed in service, supplementing $0.3 billion of facilities completed in 2019. The balance of the $1.6 billion project is expected to be in service in second quarter 2020 and will add approximately 206 km (128 miles) of new pipeline along with three compressor units and 14 meter stations.

NGTL System - Revenue Requirement Settlements
2017
The two-year revenue requirement agreement for 2016-2017 Revenue Requirements Settlement (2016-2017 Settlement) expired on December 31, 2017. The 2016-2017 Settlement fixed ROE at 10.1 per cent on 40 per cent deemed common equity, established depreciation at a forecast composite rate of 3.16 per cent and fixed OM&A costs at $222.5 million annually. An incentive mechanism for variances enabled NGTL to capture savings from improved performance and provided for the flow-through of all other costs, including pipeline integrity expenses and emissions costs.

2018
In June 2018, the NEB approved the 2018-2019 Revenue Requirement Settlement (2018-2019 Settlement), as filed, and the resulting final 2018 tolls. The 2018-2019 Settlement, which is effective from January 1, 2018 to December 31, 2019, fixed ROE at 10.1 per cent on 40 per cent deemed common equity and increases the composite depreciation rate from 3.18 per cent to 3.45 per cent.

2019
The 2018-2019 Settlement expired on December 31, 2019. We continue to work with NGTL stakeholders towards a new revenue requirement arrangement for 2020 and subsequent years. While these discussions continue, the NGTL System is operating under interim tolls for 2020 that were approved by the CER on December 6, 2019.

Canadian Mainline - Long-Term Fixed-Price Services
2017
In November 2017, we began offering a new NEB-approved service on the Canadian Mainline referred to as the Dawn Long-Term Fixed-Price (LTFP) service. This service enables WCSB producers to transport up to 1.5 PJ/d (1.4 Bcf/d) of natural gas at a simplified toll of $0.77/GJ from the Empress receipt point in Alberta to the Dawn hub in Southern Ontario. The LTFP service is underpinned by 10-year contracts that have early termination rights after five years. Any early termination will result in an increased toll for the last two years of the contract.

2018
In December 2018, we announced 670 TJ/d (625 MMcf/d) of new natural gas transportation contracts from the WCSB on the Canadian Mainline. Upon NEB approval of this LTFP service, referred to as the North Bay Junction (NBJ) LTFP service, incremental volumes under these LTFP contracts will reach markets in Ontario, Québec, New Brunswick, Nova Scotia and the Northeastern U.S. using existing capacity on the Canadian Mainline as well as new compression facilities. Customers have executed 15-year precedent agreements to proceed with the project with an estimated capital cost of $96 million.

2019	We filed an application with the NEB for approval of the NBJ LTFP service in January 2019, which was subsequently approved in May 2019.

Canadian Mainline Settlement
2017
While the NEB-approved Canadian Mainline's 2015-2030 tolls and tariff settlement specified tolls for 2015-2020, the NEB ordered a toll review halfway through this six-year period. A supplemental agreement for the 2018-2020 period was executed between TC Energy and eastern LDCs and filed with the NEB in December 2017 (Supplemental Agreement). The Supplemental Agreement, supported by a majority of Canadian Mainline stakeholders, proposed lower tolls, preserved an incentive arrangement that provided an opportunity for ROE of 10.1 per cent on 40 per cent deemed common equity and described the revenue requirements and billing determinants for the 2018-2020 period. Interim tolls for 2018, as established by the Supplemental Agreement, were filed and subsequently approved by the NEB in December 2017.

2018
In October 2018, we concluded the written hearing process for the Canadian Mainline 2018-2020 toll review with the filing of our reply evidence to the NEB. In December 2018, the NEB 2018 decision was issued (NEB 2018 Decision), approving all elements of the application, including our cost and volume forecasts, higher depreciation rates and continuation of pricing discretion, with the exception of the amortization period for the Long Term Adjustment Account which is now to be amortized over 2018 to 2020. The impact of the NEB 2018 Decision was reflected in lower tolls effective February 1, 2019.

6	TC Energy Annual information form 2019

Date	Description of development
2019
In March 2019, the NEB approved the tolls as filed in the January 2019 compliance filing related to the Canadian Mainline 2018-2020 toll review. In December 2019, we filed an application on the Canadian Mainline tolls with the CER for approval of a six-year unanimous negotiated settlement with its customers and other interested parties (2021-2026 Settlement). The agreement encompasses a six-year term from January 2021 through December 2026, fixes ROE at 10.1 per cent on 40 per cent deemed common equity, and includes an incentive to either decrease costs and/or increase revenues on the pipeline with a beneficial sharing mechanism to both the shippers and us.

LNG PIPELINE PROJECTS

Prince Rupert Gas Transmission
2017
In July 2017, we were notified that Pacific Northwest would not be proceeding with their proposed LNG project and that Progress Energy would be terminating their agreement with us for development of the Prince Rupert Gas Transmission project. In accordance with the terms of the agreement, we received a payment of $0.6 billion from Progress Energy in October 2017 for full recovery of our costs plus carrying charges.

Coastal GasLink
2017
The continuing delay in the FID for the LNG Canada project triggered a restructuring of the provisions in the Coastal GasLink project agreement with LNG Canada that resulted in the payment of certain amounts to TC Energy with respect to carrying charges on costs incurred. In 2017, we received payments of $88 million related to carrying charges on costs incurred since inception of the project. Coastal GasLink filed an amendment to the B.C. Environmental Assessment Certificate in November 2017 for an alternate route on a portion of the pipeline.

2018
In October 2018, we announced that we would be proceeding with construction of the Coastal GasLink pipeline project following the LNG Canada joint venture participants' announcement of a positive FID for construction of the LNG Canada natural gas liquefaction facility in Kitimat, B.C. Coastal GasLink will provide the natural gas supply to the LNG Canada facility and is underpinned by 25-year TSAs (with additional renewal provisions) with each of the five LNG Canada participants. Coastal GasLink will be a 670 km (416 miles) pipeline with an initial capacity of approximately 2.2 PJ/d (2.1 Bcf/d) with potential expansion capacity up to 5.4 PJ/d (5.0 Bcf/d). All necessary regulatory permits for the initial capacity have been received, allowing us to commence construction activities in December 2018, with a planned in-service date of 2023. Coastal GasLink has signed project and community agreements with all 20 elected Indigenous bands along the pipeline route, confirming strong support from Indigenous communities across the province. In July 2018, an individual asked the NEB to consider whether the Coastal GasLink pipeline should be federally regulated by the NEB. In December 2018, the B.C. Supreme Court issued an interim injunction, ordering opponents of the Coastal GasLink project to allow pipeline construction workers access to a blockaded area of the Coastal GasLink right of way, south of Houston, B.C.

2019
In January 2019, the RCMP moved to enforce the injunction issued by the B.C. Supreme Court. Following negotiations, the blockaders agreed to abide by the terms of the injunction and allow access to the area. In response to a previous legal proceeding, in July 2019, the NEB issued its decision which affirmed provincial jurisdiction for Coastal GasLink. In addition, in December 2019, the B.C. Supreme Court granted the project an interlocutory injunction confirming the legal right to pursue its permitted and authorized activities through to completion. Construction activities continue along the pipeline route. Our estimated project cost is $6.6 billion including the 2019 scope increase for refinement of construction estimates for rock work and watercourse crossings. Subject to the Coastal GasLink project governance protocols and approvals, we expect that these incremental costs will be included in the final pipeline tolls. In December 2019, we entered into an agreement to sell a 65 per cent equity interest in the Coastal Gaslink Pipeline Limited Partnership to KKR-Keats Pipeline Investors II (Canada) Ltd. (KKR) and a subsidiary of Alberta Investment Management Corporation (AIMCo). Concurrent with the sale, TC Energy expects that Coastal GasLink will finalize a secured construction credit facility with a syndicate of banks to fund up to 80 per cent of the project’s capital expenditures during construction. Both transactions are expected to close in the first half of 2020 subject to customary regulatory approvals and consents, including the consent of LNG Canada. As part of the transaction, we will be contracted by Coastal GasLink Limited Partnership to construct and operate the pipeline. Under the terms of the sale, we will receive upfront proceeds that include reimbursement of a 65 per cent proportionate share of the project costs incurred as of the closing as well as additional payment streams through construction and operation of the pipeline. We expect to record an after-tax gain of approximately $600 million upon closing of the transaction which includes the gain on sale, required revaluation of our 35 per cent residual ownership to fair market value and recognition of previously unrecorded tax benefits. Upon closing, we expect to account for our remaining 35 per cent investment using equity accounting. The introduction of partners, establishment of a dedicated project-level financing facility, recovery of cash payments through construction for carrying charges on costs incurred and remuneration for costs to date are expected to substantially satisfy our funding requirements through project completion. We are also committed to working with the 20 First Nations that have executed agreements with Coastal GasLink to provide them an opportunity to invest in the project. As a result, in conjunction with this sale, we will provide an option to the 20 First Nations to acquire a 10 per cent equity interest in Coastal GasLink on similar terms to what has been agreed with KKR and AIMCo.

TC Energy Annual information form 2019	7

Developments in the U.S. Natural Gas Pipelines Segment

Date	Description of development

U.S. NATURAL GAS PIPELINES - COLUMBIA PIPELINE GROUP

Columbia Pipeline Partners LP (CPPL)
2017
In February 2017, we completed the acquisition, for cash, of all outstanding publicly held common units of CPPL at a price of US$17.00 and a stub period distribution of US$0.10 per common unit for an aggregate transaction value of US$921 million.

Sale of Columbia Midstream Assets
2019
In August 2019, we finalized the sale of certain Columbia midstream assets to UGI Energy Services, LLC for proceeds of approximately US$1.3 billion, before post-closing adjustments. The sale resulted in a pre-tax gain of $21 million ($152 million after-tax loss), which included the release of $595 million of Columbia goodwill allocated to these assets that is not deductible for income tax purposes. This sale did not include any interest in Columbia Energy Ventures Company, which is our minerals business in the Appalachian basin.

Columbia Gas - Leach XPress
2018
The US$1.6 billion project was placed in service in January 2018. The Leach XPress project transports approximately 1.6 PJ/d (1.5 Bcf/d) of Marcellus and Utica gas supply to delivery points along the pipeline and to the Leach interconnect with Columbia Gulf, and consists of 260 km (160 miles) of 36-inch greenfield pipe, 39 km (24 miles) of 36-inch loop, three km (two miles) of 30-inch greenfield pipe, 82.8 MW (111,000 hp) of greenfield compression and 24.6 MW (33,000 hp) of brownfield compression.

Columbia Gas - Mountaineer XPress
2017
The FERC certificate for the Mountaineer XPress project was received in December 2017. The project is designed to transport supply from the Marcellus and Utica shale plays to points along the system and to the Leach interconnect with Columbia Gulf. The project consists of 275 km (171 miles) of 36-inch greenfield pipeline, 10 km (six miles) of 24-inch lateral pipeline, 0.6 km (0.4 miles) of 30-inch replacement pipeline, 114.1 MW (153,000 hp) of greenfield compression and 55.9 MW (75,000 hp) of brownfield compression.

2019
The Mountaineer XPress project was phased in service over first quarter 2019. Project costs were revised upwards to US$3.5 billion reflecting the impact of delays of various regulatory approvals from the FERC and other agencies, increased contractor construction costs due to unusually high demand for construction resources in the region, unusually high instances of inclement weather throughout construction, and modifications to contractor work plans to mitigate construction delays associated with these impacts.

Columbia Gas - WB XPress
2017	The FERC certificate for the WB XPress project was received in November 2017.
2018
The WB XPress project, designed to transport approximately 1.4 PJ/d (1.3 Bcf/d) of Marcellus gas supply westbound to the Gulf Coast and eastbound to Mid-Atlantic markets, was placed in service in October 2018 and November 2018 for the Western Build and Eastern Build, respectively.

Columbia Gas - Buckeye XPress
2017
The Buckeye XPress project represents an upsizing of an existing pipeline replacement project in conjunction with our Columbia Gas modernization program. The US$0.2 billion cost to upsize the replacement pipe and install compressor upgrades will enable us to offer approximately 290 TJ/d (275 MMcf/d) of incremental pipeline capacity to accommodate growing Appalachian production.

2020	The FERC certificate for the project was received in January 2020 and we expect the project to be placed in service in late 2020.

Columbia Gulf - Rate Settlement
2019
In December 2019, FERC approved the uncontested Columbia Gulf rate settlement which set new recourse rates for Columbia Gulf effective August 1, 2020 and instituted a rate moratorium through August 1, 2022.

Columbia Gulf - Rayne XPress
2017
The US$0.4 billion project was placed in service in November 2017. The project transports approximately 1.1 PJ/d (1 Bcf/d) of supply from an interconnect with the Leach XPress pipeline project and another interconnect, to markets along the system and to the Gulf Coast. The project consists of bi-directional compressor station modifications along Columbia Gulf, 38.8 MW (52,000 hp) of greenfield compression, 20.1 MW (27,000 hp) of replacement compression and six km (four miles) of 30-inch pipe replacement.

Columbia Gulf - Gulf XPress
2017
In December 2017, we received the FERC certificate for the Gulf XPress project. The project is associated with the Mountaineer XPress expansion to move Appalachian supply to the Gulf Coast by the addition of seven greenfield mid-point compressor stations along the Columbia Gulf route.

2019	The US$0.6 billion project was phased in service over first quarter 2019.

8	TC Energy Annual information form 2019

Date	Description of development

Columbia Gulf - Cameron Access
2018
The Cameron Access project was placed in service in March 2018. The US$0.3 billion project is designed to transport approximately 0.9 PJ/d (0.8 Bcf/d) of gas supply to the Cameron LNG export terminal in Louisiana.

Columbia Gulf - Louisiana XPress
2018
In November 2018, we approved the Louisiana XPress project which will connect supply directly to U.S. Gulf Coast LNG export markets with the addition of three greenfield mid-point compressor stations along Columbia Gulf.

2019
The FERC certificate for the Louisiana XPress project was filed in July 2019. Interim service for Louisiana XPress shippers commenced in November 2019. The estimated US$0.4 billion project is expected to be placed in service in 2022.

Columbia Gulf - East Lateral XPress
2019
In May 2019, we approved the East Lateral XPress project, an expansion project on the Columbia Gulf system that will connect supply directly to U.S. Gulf Coast LNG export markets. Subject to a positive customer FID, the anticipated in-service date is in 2022 with estimated project costs of US$0.3 billion.

Modernization I & II
2017
Columbia Gas and its customers entered into a settlement arrangement, approved by the FERC, which provides recovery and return on investment to modernize its system, improve system integrity, and enhance service reliability and flexibility. The modernization program includes, among other things, replacement of aging pipeline and compressor facilities, enhancements to system inspection capabilities, and improvements in control systems. The US$1.5 billion Modernization I arrangement was completed under the terms of a 2012 settlement agreement, with the final US$0.2 billion spent in 2017. Modernization II has been approved for up to US$1.1 billion of work starting in 2018 and to be completed through 2020. As per terms of the arrangements, facilities in service by October 31 collect revenues effective February 1 of the following year.

OTHER U.S. NATURAL GAS PIPELINES

ANR Pipeline - Grand Chenier XPress
2019
In July 2019, we approved the Grand Chenier XPress project which will connect supply directly to Gulf Coast LNG export markets with auxiliary enhancements at its existing Eunice Compressor Station, the addition of a mid-point compressor station, and a new point of delivery interconnection, meter and associated facilities along ANR Pipeline. The FERC certificate for the project was filed in October 2019. The estimated US$0.2 billion project is expected to be placed in service in 2021 and 2022 for Phase I and II, respectively.

ANR Pipeline - Alberta XPress
2020
On February 12, 2020, we approved the Alberta XPress project, an expansion project on the ANR Pipeline system that utilizes existing capacity on the Great Lakes and Canadian Mainline systems to connect growing supply from the WCSB to U.S. Gulf Coast LNG export markets. The anticipated in-service date is in 2022 with estimated project costs of US$0.3 billion.

Gas Transmission Northwest - GTN XPress
2019
In October 2019, TC Pipelines, LP (TCLP) approved the GTN XPress project which is an integrated reliability and expansion project on the GTN system that will provide for the transport of additional volumes enabled by the NGTL System's West Path Delivery Program (see Developments in the Canadian Natural Gas Pipelines Segment – Canadian Regulated Pipelines – NGTL System - Expansion Programs above). The estimated US$0.3 billion project is expected to be complete in late 2023.

Great Lakes
2017
In October 2017, Great Lakes filed a rate settlement with the FERC to satisfy its obligations from its previous 2013 rate settlement for new rates to be in effect by January 1, 2018. In conjunction with the Canadian Mainline's LTFP service (see Developments in the Canadian Natural Gas Pipelines Segment – Canadian Regulated Pipelines – Canadian Mainline – Long-Term Fixed-Price Services above), Great Lakes entered into a new 10-year gas transportation contract with the Canadian Mainline. This NEB-approved contract, effective November 1, 2017, contains volume reduction options up to full contract quantity beginning in year three.

Portland Natural Gas Transmission System
2017
In June 2017, we closed the sale of a 49.34 per cent of our 50 per cent interest in Iroquois, along with an option to sell the remaining 0.66 per cent at a later date, to TCLP. At the same time, we closed the sale of our remaining 11.81 per cent interest in Portland Natural Gas Transmission System (Portland) to TCLP. Proceeds from these transactions were US$765 million, before post-closing adjustments, and were comprised of US$597 million in cash and US$168 million representing a proportionate share of Iroquois and Portland debt. In December 2017, Portland executed precedent agreements with several LDCs in New England and Atlantic Canada to re-contract certain system capacity set to expire in 2019, as well as expand the Portland system to bring its certificated capacity from 222 TJ/d (210 MMcf/d) up to 290 TJ/d (275 MMcf/d). The approximate US$80 million Portland XPress Project will proceed concurrently with upstream capacity expansions. The in-service dates of the Portland XPress project are being phased-in over a three-year period.

2018	Phase I of Portland XPress was placed in service on November 1, 2018.

TC Energy Annual information form 2019	9

Date	Description of development
2019	Phase II of Portland XPress was placed in service on November 1, 2019.

Iroquois Gas Transmission System, L.P. (Iroquois)
2017
In June 2017, we closed the sale of 49.34 per cent of our 50 per cent interest in Iroquois, along with an option to sell the remaining 0.66 per cent at a later date, to TCLP. At the same time, we closed the sale of our remaining 11.81 per cent interest in Portland to TCLP. Refer to the Portland Natural Gas Transmission System section above.

Developments in the Mexico Natural Gas Pipelines segment

Date	Description of development

MEXICO NATURAL GAS PIPELINES

Topolobampo
2017
The Topolobampo project is a 572 km (355 miles), 30-inch pipeline that receives gas from the upstream pipelines near El Encino, Chihuahua, and delivers natural gas from these interconnecting pipelines to delivery points along the pipeline route including our Mazatlán pipeline at El Oro, Sinaloa. The Topolobampo project was substantially completed in 2017, excluding a 20 km (12 miles) section due to delays experienced by the Secretary of Energy, the government department which conducts indigenous consultations in Mexico. Under the terms of the TSA, the delays were recognized as a force majeure event with provisions allowing for the collection of revenue as per the original TSA service commencement date of July 2016. The pipeline cost was approximately US$1.2 billion, an increase of US$0.2 billion from the original estimate, due to the delays.

2018	The Topolobampo project was placed in service in June 2018.

Mazatlán
2017
In November 2012 we were awarded the contract to build, own and operate the Mazatlán project. This project is a 430 km (267 miles), 24-inch pipeline running from El Oro to Mazatlán, Sinaloa, with an estimated cost of US$0.4 billion. This pipeline is supported by a 25-year natural gas TSA for 214 TJ/d (200 MMcf/d) with the CFE. Physical construction was completed in 2016. The Mazatlán project was placed into full service in July 2017.

Tula
2017	Construction of the Tula pipeline was substantially completed in 2017, with the exception of approximately 90 km (56 miles) of the pipeline.
2018
The CFE approved the recognition of force majeure events for the Tula pipeline, including the continuation of the payment of fixed capacity charges to us that began in first quarter 2018. Commencement of constructing the central segment of the project was delayed due to a lack of progress by the Secretary of Energy, the governmental department responsible for indigenous consultation. We negotiated separate CFE contracts that would allow certain segments of the pipeline to be placed in service when gas is available.

2019
The CFE filed for an arbitration request under the contract requesting nullification of clauses that govern the parties’ responsibilities in instances of force majeure events and reimbursement of certain fixed capacity payments. We agreed to suspend the arbitration process while negotiations continue. The east section of the Tula pipeline is available for interruptible transportation services until regular service under the CFE contract commences. Construction of the central segment of the Tula project has been delayed due to a lack of progress by the Secretary of Energy, the governmental department responsible for Indigenous consultations. The west section of Tula is mechanically complete and anticipated to go into service as soon as gas becomes available. Project completion is expected approximately two years after the consultation process is successfully concluded. We have received capacity payments under force majeure provisions up to June 2019 but have not commenced recording revenues.

Villa de Reyes
2017	Construction of the project commenced. However, delays due to archeological investigations by state authorities caused the in-service date to be revised to the second half of 2019.
2018
The CFE approved the recognition of force majeure events for the Villa de Reyes pipeline, including the continuation of the payment of fixed capacity charges to us that began in first quarter 2018. We negotiated separate CFE contracts that would allow certain segments of the pipeline to be placed in service when gas is available.

2019
The CFE filed for an arbitration request under the contract requesting nullification of clauses that govern the parties’ responsibilities in instances of force majeure events and reimbursement of certain fixed capacity payments. We agreed to suspend the arbitration process while negotiations continue. Construction for the Villa de Reyes project is ongoing with a phased in-service anticipated to commence in second quarter 2020 with full in-service by the end of 2020. We have received capacity payments under force majeure provisions up to May 2019 but have not commenced recording revenues.

10	TC Energy Annual information form 2019

Date	Description of development

Sur de Texas
2017	Approximately 60 per cent of the off-shore construction was completed in December 2017.
2018
Offshore construction was completed in May 2018. An amending agreement was signed with the CFE that recognizes force majeure events and the commencement of payments of fixed capacity charges began in October 2018.

2019
The Sur de Texas pipeline began commercial operation in September 2019 following execution of the amending agreement with CFE. The original Sur de Texas agreement had a fluctuating toll profile over a 25-year contract term. As a result of the amendment, the contract has been extended 10 years and CFE will receive transportation services for 35 years under a levelized toll structure based on actual construction costs with an initial fixed toll applicable for the first 25 years of the contract term and a higher fixed toll over the last 10 years of the contract. All other terms and conditions of the contract remain substantially unchanged. Monthly revenues for this pipeline will be recognized at a levelized average rate over the 35-year contract term.

Further information about developments in the Natural Gas Pipelines business, including changes that we expect will occur in the current financial year, can be found in the MD&A in the Natural Gas Pipelines business section; Canadian Natural Gas Pipelines – Understanding our Canadian Natural Gas Pipelines segment, Significant events, Financial results and Outlook sections; U.S. Natural Gas Pipelines – Understanding our U.S. Natural Gas Pipelines segment, Significant events, Financial results and Outlook sections; and Mexico Natural Gas Pipelines – Understanding our Mexico Natural Gas Pipelines segment, Significant events, Financial results and Outlook sections, which sections of the MD&A are incorporated by reference herein.

TC Energy Annual information form 2019	11

LIQUIDS PIPELINES
Development in the Liquids Pipelines Segment

Date	Description of development

Keystone Pipeline System
2017
In fourth quarter 2017, we concluded open seasons for the Keystone pipeline and Marketlink and secured incremental long-term contractual support. In November 2017, the Keystone pipeline was temporarily shut down after a leak was detected in Marshall County, South Dakota and was repaired and returned to service at a reduced pressure in the affected section of the pipeline.

2018
In 2018, we concluded successful open seasons for Marketlink securing incremental contractual support. We expanded our terminal facilities with the completion of an additional one million barrels of storage at Cushing, Oklahoma.

2019
In early February 2019, the Keystone pipeline was temporarily shut down after a leak was detected near St. Charles, Missouri. The pipeline was restarted the same day while the segment between Steele City, Nebraska to Patoka, Illinois was restarted in mid-February 2019. In October 2019, the Keystone pipeline was temporarily shut down after a leak was detected near Edinburg, North Dakota. The pipeline was restarted in November 2019 following the approval of the repair and restart plan by PHMSA.

Keystone XL
2017
In January 2017, the U.S. President signed a Presidential Memorandum inviting TC Energy to refile an application for the U.S. Presidential Permit (Presidential Permit), which we later filed with the DOS. In February 2017, we filed an application with the Nebraska PSC to seek approval for the Keystone XL pipeline route through the state. In March 2017, the DOS issued a Presidential Permit authorizing construction of the U.S./ Canada border crossing facilities of Keystone XL. We discontinued our claim under Chapter 11 of NAFTA and withdrew the U.S. Constitutional challenge, both of which were filed in 2016. In March 2017, two lawsuits were filed in Montana District Court challenging the validity of the Presidential Permit. Along with the U.S. Government, we filed motions for dismissal of these lawsuits which were subsequently denied in November 2017. In July 2017, we launched an open season to solicit additional binding commitments from interested parties for transportation of crude oil on the Keystone pipeline and for Keystone XL from Hardisty, Alberta to Cushing, Oklahoma and the U.S. Gulf Coast, which concluded in October 2017. In November 2017, we received PSC approval for the alternative mainline route and we filed a motion with the PSC to reconsider its ruling and permit us to file an amended application that would support their decision and would address certain issues related to their selection of the alternative route, which was denied in December 2017. In December 2017, opponents of Keystone XL and intervenors in the Nebraska regulatory proceeding filed an appeal of the PSC decision seeking to have that decision overturned.

2018
We secured commercial support for all available Keystone XL project capacity and commenced certain pre-construction activities. The Nebraska Supreme Court agreed to hear an appeal of the Nebraska PSC route approval, in which oral arguments were heard in November 2018. The Presidential Permit was challenged in two separate lawsuits commenced in Montana. Together with the DOJ, we participated in these lawsuits to defend both the issuance of the Presidential Permit and the exhaustive environmental assessments that support the U.S. President's actions. Legal arguments addressing the merits of these lawsuits were heard in second quarter 2018. In third quarter 2018, the U.S. District Court in Montana issued a partial order requiring the DOJ and the DOS (collectively, the Federal Defendants) to prepare a supplemental environmental impact statement (SEIS) to the 2014 Final SEIS. In fourth quarter 2018, the U.S. District Court Judge in Montana invalidated the Presidential Permit and granted a partial injunction on the Keystone XL project. We applied to the U.S. District Court for a stay of its various decisions affecting the issuance of the Presidential Permit and the extensive environmental assessments that have been done in support of its issuance. In September 2018, two U.S. Native American communities filed a lawsuit in Montana challenging the Presidential Permit. The South Dakota PUC permit for the Keystone XL project was issued in June 2010 and certified in January 2016. An appeal of that certification was denied in June 2017 and that decision was further appealed to the South Dakota Supreme Court. In June 2018, the Supreme Court dismissed the appeal against the certification of the Keystone XL project finding that the lower court lacked jurisdiction to hear the case. This decision is final as there can be no further appeals from this decision by the Supreme Court.

2019
In March 2019, the U.S. President issued a new Presidential Permit for the Keystone XL project which superseded the 2017 Presidential Permit. This resulted in the dismissal of certain legal claims related to the 2017 Presidential Permit and an injunction barring certain pre-construction activities and construction of the project. The lawsuits were expanded to include challenges to the 2019 Presidential Permit, and are proceeding in federal district court in Montana. In August 2019, the Nebraska Supreme Court affirmed the November 2017 decision by the Nebraska PSC approving the Keystone XL pipeline route through the state. The DOS issued a Final SEIS for the project in December 2019. The Final SEIS supplements the 2014 Keystone XL SEIS and underpins the Bureau of Land Management and U.S. Army Corps of Engineers permits.

2020
On February 7, 2020, we received approval from the U.S. Bureau of Land Management allowing for the construction of the Keystone XL pipeline across federally managed lands in Montana and land managed by the U.S. Army Corps of Engineers at the Missouri River. We continue to actively manage legal and regulatory matters as the project advances.

12	TC Energy Annual information form 2019

Date	Description of development

Energy East
2017
In 2017, after careful consideration, we notified the NEB that we would not be pursuing the U.S. Presidential Permit application for the project. We reviewed the $1.3 billion carrying value of the projects, including AFUDC capitalized since inception, and recorded a $954 million after-tax impairment charge in our fourth quarter 2017 results. We ceased capitalizing AFUDC on the projects effective August 23, 2017, the date of the NEB's announced scope changes. With Energy East's inability to reach a regulatory decision, no recoveries of costs from third parties are forthcoming.

Grand Rapids
2017
In 2017, the Grand Rapids pipeline, jointly owned by TC Energy and PetroChina Canada Ltd. (formerly Brion), was placed in service. The $0.7 billion, 460 km (287 miles) crude oil transportation system connects producing area northwest of Fort McMurray, Alberta to terminals in the Heartland, Alberta market region.

Northern Courier
2017
In 2017, the 90 km (56 miles) Northern Courier pipeline system that transports bitumen and diluent between the Fort Hills mine site and Suncor Energy's terminal located north of Fort McMurray, Alberta, was placed in service.

2019
In July 2019, we completed the sale of an 85 per cent equity interest in Northern Courier to AIMCo for gross proceeds of $144 million, before post-closing adjustments, resulting in a pre-tax gain of $69 million after recording our remaining 15 per cent interest at fair value. The after-tax gain of $115 million reflects the utilization of prior years' previously unrecognized tax loss benefits. Preceding the equity sale, Northern Courier issued $1.0 billion of long-term, non-recourse debt, the proceeds from which were paid to TC Energy resulting in aggregate gross proceeds to TC Energy of $1.15 billion from this asset monetization. We remain the operator of the Northern Courier pipeline and are using the equity method to account for our remaining 15 per cent interest in our Consolidated financial statements.

Further information about developments in the Liquids Pipelines business, including changes that we expect will occur in the current financial year, can be found in the MD&A in the Liquids Pipelines – Understanding our Liquids Pipelines business, Significant events, Financial results and Outlook sections, which sections of the MD&A are incorporated by reference herein.

TC Energy Annual information form 2019	13

POWER AND STORAGE
Development in the Power and Storage Segment

Date	Description of development

CANADIAN POWER

Ontario Natural Gas-Fired Power Plants
2018
Construction is substantially complete and commissioning activities are continuing at our 900 MW natural gas-fired power plant at Ontario Power Generation Inc.'s Lennox site in eastern Ontario, in the town of Greater Napanee.

2019
In March 2019, Napanee experienced an equipment failure while progressing commissioning activities which delayed the initial startup. This equipment failure was resolved and final commissioning activities are progressing with commercial operations expected to commence in late first quarter 2020 with an estimated project cost of $1.8 billion. In July 2019, we entered into an agreement to sell our Halton Hills and Napanee power plants as well as our 50 per cent interest in Portlands Energy Centre to a subsidiary of Ontario Power Generation Inc. for proceeds of approximately $2.87 billion, subject to timing of the close and related adjustments. The sale is expected to close by the end of first quarter 2020 subject to conditions which include regulatory approvals and Napanee reaching commercial operations as outlined in the agreement. We expect this sale to result in a total pre-tax loss of approximately $380 million ($280 million after tax).

Cartier Wind
2018
In October 2018, we completed the sale of our interests in the Cartier Wind power facilities in Québec to Innergex Renewable Energy Inc. for net proceeds of approximately $630 million, before post-closing adjustments, resulting in a gain of $170 million ($143 million after-tax).

Bruce Power
2018
In September 2018, Bruce Power submitted its final cost and schedule duration estimate (basis of estimate) for the Unit 6 Major Component Replacement (MCR) program to the IESO, and the IESO verified the basis of estimate.

2019
In April 2019, Bruce Power's contract price increased from approximately $68 per MWh to a final adjusted contract price of approximately $78 per MWh including flow-through items, reflecting capital to be invested under the Unit 6 MCR program and the asset management program as well as annual inflation adjustments.

2020
Bruce Power’s Unit 6 MCR outage commenced on January 17, 2020, and is expected to be completed in late 2023. We expect to invest approximately $2.4 billion in Bruce Power's life extension programs through 2023 which includes the Unit 6 MCR and approximately $5.8 billion post-2023. Future MCR investments will be subject to discrete decisions for each unit with specified off-ramps available for Bruce Power and the IESO.

Ontario Solar
2017
In October 2017, we entered into an agreement to sell our Ontario solar assets comprised of eight facilities with a total generating capacity of 76 MW, to Axium Infinity Solar LP. On December 19, 2017, we closed the sale for $541 million, before post-closing adjustments, resulting in a gain of $127 million ($136 million after-tax).

Coolidge Generating Station
2018
In December 2018, we entered into an agreement to sell our Coolidge generating station in Arizona to SWG Coolidge Holdings, LLC (SWG). Salt River Project Agriculture Improvement and Power District (SRP), the PPA counterparty, subsequently exercised its contractual right of first refusal (ROFR) on a sale to a third party and we terminated the agreement with SWG.

2019
In May 2019, we completed the sale to SRP as per the terms of their ROFR, for proceeds of US$448 million, before post-closing adjustments, resulting in a pre-tax gain of $68 million ($54 million after tax).

U.S. POWER

Monetization of U.S. Northeast Power Business
2017
In April 2017, we closed the sale of TC Hydro to Great River Hydro, LLC for US$1.07 billion, before post-closing adjustments and recorded a gain of $715 million ($440 million after-tax). In June 2017, we closed the sale of Ravenswood, Ironwood, Ocean State Power and Kibby Wind to Helix Generation, LLC for US$2.029 billion, before post-closing adjustments. In addition to the pre-tax losses of approximately $829 million ($863 million after-tax) and a $1,085 million ($656 million after-tax) impairment charge that we recorded in 2016 upon entering into agreements to sell these assets, an additional pre-tax loss on sale of approximately $211 million ($167 million after-tax) was recorded in 2017, primarily related to an adjustment to the purchase price and repair costs for an unplanned outage at Ravenswood prior to close, partially offset by insurance recoveries for a portion of the repair costs. Proceeds from the sale transactions were used to fully retire the remaining bridge facilities that partially funded the acquisition of Columbia. In December 2017, we entered into an agreement to sell our U.S. power retail contracts as part of the continued wind down of our U.S. power marketing operations.

2018	In March 2018, we closed the sale of our U.S. power retail contracts for proceeds of approximately US$23 million and recognized income of US$10 million (US$7 million after-tax).
2019	In May 2019, we sold our remaining U.S. Northeast power marketing contracts. This transaction concludes the wind-down of our U.S. Northeast power marketing business.

14	TC Energy Annual information form 2019

Further information about developments in the Power and Storage business, including changes that we expect will occur in the current financial year, can be found in the MD&A in the Power and Storage – Understanding our Power and Storage business, Significant events, Financial results and Outlook sections, which sections of the MD&A are incorporated by reference herein.
Business of TC Energy
Our business is made up of pipeline and storage assets that transport, store or deliver natural gas and crude oil as well as power generation assets that produce electricity to support businesses and communities across the continent.
Our vision is to be the leading energy infrastructure company in North America, focused on energy infrastructure opportunities in regions where we have or can develop a significant competitive advantage. Refer to the About our business – 2019 Financial highlights, Consolidated results section of the MD&A for our revenues from operations by segment, for the years ended December 31, 2019 and 2018, which section of the MD&A is incorporated by reference herein.
The following is a description of each of TC Energy's three core businesses.
NATURAL GAS PIPELINES
Our natural gas pipeline network transports natural gas from supply basins to local distribution companies, power generation plants, industrial facilities, interconnecting pipelines, LNG export terminals and other businesses across Canada, the U.S. and Mexico.
In addition to our natural gas pipelines, we have regulated natural gas storage facilities in the U.S. with a total working gas capacity of 535 Bcf, making us one of the largest providers of natural gas storage and related services to key markets in North America.
Our Natural Gas Pipelines business is split into three operating segments representing its geographic diversity: Canadian Natural Gas Pipelines, U.S. Natural Gas Pipelines and Mexico Natural Gas Pipelines.
A description of the natural gas pipelines and regulated natural gas storage assets we operate in addition to further information about our pipeline holdings, developments and opportunities, significant regulatory developments and competitive position which relate to our Natural Gas Pipelines business can be found in the Natural Gas Pipelines Business, Canadian Natural Gas Pipelines, U.S. Natural Gas Pipelines and Mexico Natural Gas Pipelines sections of the MD&A, which sections of the MD&A are incorporated by reference herein.
LIQUIDS PIPELINES
Our existing liquids pipelines infrastructure connects Alberta crude oil supplies to U.S. refining markets in Illinois, Oklahoma and the U.S. Gulf Coast, as well as U.S. crude oil supplies from the key market hub at Cushing, Oklahoma to the U.S. Gulf Coast. We also provide intra-Alberta liquids transportation.
A description of pipelines and properties we operate, in addition to further information about our pipeline holdings, developments and opportunities, significant regulatory developments and competitive position which relate to our Liquids Pipelines business can be found in the MD&A in the Liquids Pipelines section, which section of the MD&A is incorporated by reference herein.

TC Energy Annual information form 2019	15

REGULATION OF NATURAL GAS PIPELINES AND LIQUIDS PIPELINES
Canada
Natural Gas Pipelines
All of our Canadian natural gas pipeline assets are regulated by the Canadian Energy Regulator (CER) (formerly, the National Energy Board (NEB)) under the Canadian Energy Regulator Act (Canada) (CER Act), with the exception of Coastal GasLink, which is currently under construction, and Ventures LP.
On August 28, 2019, the CER Act came into effect, replacing the NEB Act, and the NEB was replaced by the CER. The impact assessment and decision-making for designated major trans boundary pipeline projects also changed with the implementation of the new Impact Assessment Act, which requires designated CER projects to be assessed by an integrated review panel of the Impact Assessment Agency of Canada, formerly the Canadian Environmental Assessment Agency, and the CER. All TC Energy projects submitted to the NEB for review prior to August 28, 2019 will continue to be assessed by the CER under the previous NEB Act in accordance with the CER Act transitional rules.
The CER regulates the construction and operation of facilities, and the terms and conditions of services, including rates, for these Canadian regulated natural gas transmission systems. The CER approves tolls and services that provide TC Energy the opportunity to recover costs of transporting natural gas, including the return of capital (depreciation) and return on the average investment base for our Canadian natural gas pipeline assets. Generally, Canadian natural gas pipelines request the CER to approve the pipeline’s cost of service and tolls once a year, and recover or refund the variance between actual and expected revenues and costs in future years.
The NGTL System operated under a two-year revenue requirement settlement for 2018-2019 that included an incentive agreement with shippers providing a 50/50 sharing mechanism for any variance between fixed and actual OM&A costs. Further information relating to the 2018-2019 Settlement can be found in the Natural Gas Pipelines – Developments in the Canadian Natural Gas Pipelines Segment section above and in the Canadian Natural Gas Pipelines – Understanding our Canadian natural gas pipelines segment section of the MD&A, which section of the MD&A is incorporated by reference herein.
The Canadian Mainline is entering the final year of a six-year fixed toll settlement that includes an incentive arrangement. The nature of these settlements provide the pipelines an incentive to either decrease costs and/or increase revenues on the pipeline with a beneficial sharing mechanism to both the shippers and TC Energy.
In December 2019, we submitted an application to the CER for approval of a six-year unanimous negotiated settlement with its customers and other interested parties on Canadian Mainline tolls, encompassing a six-year term from January 2021 through December 2026. Further information relating to the 2021-2026 Settlement can be found in the Natural Gas Pipelines – Developments in the Canadian Natural Gas Pipelines Segment section above and in the Canadian Natural Gas Pipelines – Significant Events – Canadian Regulated Pipelines – Canadian Mainline section of the MD&A, which section of the MD&A is incorporated by reference herein.
New facilities on or associated with our Canadian natural gas pipeline assets are approved by the CER before construction begins and the CER regulates the operations of each of the assets. Net earnings of the assets may be affected by changes in investment base, the allowed ROE, the level of deemed common equity and any incentive earnings.
Coastal GasLink Pipeline Project
The Coastal GasLink natural gas pipeline project is being developed primarily under the regulatory regime administered by the OGC and the Environmental Assessment Office (British Columbia) (BCEAO). The OGC is responsible for overseeing oil and gas operations in B.C., including exploration, development, pipeline transportation and reclamation. The BCEAO is an agency that manages the review of proposed major projects in B.C., as required by the B.C. Environmental Assessment Act.

16	TC Energy Annual information form 2019

Liquids Pipelines
The CER regulates the terms and conditions of service, including rates, construction and operation of the Canadian portion of the Keystone Pipeline System. The rates for transportation service on the Keystone Pipeline System are calculated in accordance with a methodology agreed to in transportation service agreements between Keystone Pipeline and its shippers, and approved by the CER. The Northern Courier, White Spruce and Grand Rapids pipelines are regulated by the AER. The AER regulates the construction and operation of pipelines and associated facilities in Alberta.
United States
Natural Gas Pipelines
TC Energy is subject to regulation by various federal, state and local governmental agencies, including those specifically described below.
The Company's wholly-owned and partially-owned U.S. pipelines and natural gas storage facilities are natural gas companies subject to the jurisdiction of the FERC. The Natural Gas Act of 1938 grants the FERC authority over the construction, acquisition and operation of pipelines and related facilities utilized in the transportation and sale of natural gas in interstate commerce, including the extension, enlargement or abandonment of service using such facilities. The FERC also has authority to regulate rates and charges for transportation and storage of natural gas in interstate commerce.  Pipeline safety is regulated by PHMSA. Natural gas pipelines that cross the international border between Canada and the U.S., such as the Great Lakes, GTN and Portland pipelines, require a Presidential Permit from the DOS.
Liquids Pipelines
The FERC regulates the terms and conditions of service, including transportation rates, of interstate liquids pipelines, including the U.S. portion of the Keystone Pipeline System and Marketlink. The siting and construction of pipeline facilities are regulated by the specific state regulator in which the pipeline facilities are located. Pipeline safety is regulated by PHMSA. Liquids pipelines that cross the international border between Canada and the U.S., such as the Keystone and Keystone XL pipelines, require a Presidential Permit from the DOS. In addition, liquids pipeline projects that cross federal lands or waters of the U.S. require federal permits.
Mexico
Natural Gas Pipelines
TC Energy’s pipelines in Mexico are regulated by the Comisión Reguladora de Energía (CRE) who approve operations of all pipeline infrastructure. Our Mexican pipelines have approved tariffs, services and related rates; however, the contracts underpinning the construction and operation of the facilities are long-term negotiated fixed rate contracts. These rates are only subject to change under specific circumstances such as certain types of force majeure events or changes in law.
POWER AND STORAGE
In conjunction with changing our company's name to TC Energy, the previously described Energy segment has been renamed the Power and Storage segment. This business consists of power generation and non-regulated natural gas storage assets.
Our power business includes approximately 6,000 MW of generation capacity that we currently either own or are developing. Our power generation assets are located in Alberta, Ontario, Québec and New Brunswick, and use natural gas and nuclear fuel sources. The majority of these assets are supported by long-term contracts.
We own and operate approximately 118 Bcf of non-regulated natural gas storage capacity in Alberta.

TC Energy Annual information form 2019	17

Further information about Power and Storage assets we operate and those currently under construction, along with our Power and Storage holdings, significant developments, and opportunities in relation to our Power and Storage business, can be found in the MD&A in the Power and Storage section, which section of the MD&A is incorporated by reference herein.
General
EMPLOYEES
At Year End, TC Energy's principal operating subsidiary, TCPL, had 7,305 employees, substantially all of whom were employed in Canada and the U.S., as set forth in the following table.

Calgary (includes U.S. employees working in Canada)	2,707
Western Canada (excluding Calgary)	612
Eastern Canada	321
Houston (includes Canadian employees working in the U.S.)	818
U.S. Midwest	892
U.S. Northeast	225
U.S. Southeast/ Gulf Coast (excluding Houston)	1,322
U.S. West Coast	83
Mexico	325
Total	7,305
HEALTH, SAFETY, SUSTAINABILITY AND ENVIRONMENTAL PROTECTION AND SOCIAL POLICIES
The Board's Health, safety, sustainability and environment (HSSE) Committee oversees operational risk, people and process safety, security of personnel, environmental and climate change related risks, and monitors development and the implementation of systems, programs and policies relating to HSSE matters through regular reporting from management. We use an integrated management system that establishes a framework for managing these risks and is used to capture, organize, document, monitor and improve our related policies, programs and procedures.
Our management system, TOMS, is modeled after international standards, including the International Organization for Standardization (ISO) standard for environmental management systems, ISO 14001, and the Occupational Health and Safety Assessment Series for occupational health and safety. TOMS conforms to applicable industry standards and complies with applicable regulatory requirements. It covers our projects and operations and follows a continuous improvement cycle organized into four key areas:

•	Plan – risk and regulatory assessment, objective and target setting, defining roles and responsibilities

•	Do – development and implementation of programs, procedures and standards to manage operational risk

•	Check – incident reporting, investigation and performance monitoring

•	Act – assurance activities and review of performance by management.
The HSSE Committee reviews HSSE performance and operational risk management. It receives detailed reports on:

•	overall HSSE corporate governance

•	operational performance and preventative maintenance metrics

•	asset integrity programs

•	emergency preparedness, incident response and evaluation

•	people and process safety performance metrics

•	our Environment Program

•	developments in and compliance with applicable legislation and regulations, including those related to the environment

18	TC Energy Annual information form 2019

•	prevention, mitigation and management of risks related to HSSE matters, including climate change related risks that may adversely impact TC Energy

•	sustainability matters, including social, environmental and climate change related risks and opportunities

•	our Health and Industrial Hygiene Program

•	management's approach to voluntary public disclosure on HSSE matters.

The HSSE Committee also receives updates on any specific areas of operational and construction risk management review being conducted by management and the results and corrective action plans flowing from internal and third party audits. Information about the financial and operational effects of environmental protection requirements on the capital expenditures, profit or loss and competitive position of TC Energy can be found in the MD&A in the Other information – Enterprise Risk Management – Health, safety, sustainability and environment section, which section of the MD&A is incorporated by reference herein. Generally, each year the HSSE committee or the HSSE Committee Chair tours one of our existing assets or projects under development as part of its responsibility to monitor and review our health, safety, sustainability and environmental practices. Additionally, the Board and the HSSE Committee have a joint site visit annually.
Health and Safety
As one of our corporate values, safety is an integral part of the way our employees work. Each year we develop goals predicated on achieving year over year sustainable improvement in our safety performance, and meeting or exceeding industry benchmarks.
The safety of our employees, contractors and the public, as well as the integrity of our pipeline and power and storage infrastructure, is a top priority. All assets are designed, constructed and commissioned with full consideration given to safety and integrity, and are placed in service only after all necessary requirements have been satisfied.
We annually conduct emergency response exercises to practice effective coordination between the Company, local emergency responders, regulatory agencies and government officials in the event of an emergency. TC Energy uses the Incident Command System which supports a unified approach to emergency response with these community members. We also provide annual training to all field staff in the form of table top exercises, online and vendor lead training.
Environmental risk, compliance and liabilities
We maintain an Environment Program to minimize potentially adverse environmental impacts. This program identifies our requirements to proactively and systematically manage environmental hazards and risks throughout the lifecycle of our assets. As part of our Environment Program, we complete environmental assessments for our projects. The environmental assessment includes field studies that examine existing natural resources, biodiversity and land use along our proposed project footprint such as vegetation, soils, wildlife, water resources, wetland, and protected areas. To conserve and protect the environment during construction, information gathered for an environmental impact assessment is used to develop project-specific environmental protection plans. Additionally, the Environmental Program includes practices and procedures to manage potential adverse environmental effects to these resources during operations.
Our assets are subject to federal, state, provincial and local environmental statutes and regulations governing environmental protection, including air and GHG emissions, water quality, species at risk, wastewater discharges and waste management. Operating our assets requires obtaining and complying with a wide variety of environmental registrations, licenses, permits and other approvals and requirements. Failure to comply could result in administrative, civil or criminal penalties, remedial requirements, or orders affecting future operations.
Through the implementation of our Environment Program, we continually monitor our facilities for compliance with all material legal and regulatory environmental requirements across all jurisdictions where we operate. We also

TC Energy Annual information form 2019	19

comply with all material legal and regulatory permitting requirements in our project routing and development. We routinely monitor proposed changes in environmental policy, legislation and regulation, and where the risks are uncertain or have the potential to affect our ability to effectively operate our business, we comment on proposals independently or through industry associations.
Social Policies
We have a number of corporate governance documents including commitment statements, policies and standards to help manage Indigenous and stakeholder relations. We have a Code of Business Ethics (COBE) Policy which applies to all employees, officers and directors, and contingent workforce contractors of TC Energy and its wholly-owned subsidiaries and operated entities in countries where we conduct business. All employees (including executive officers) and directors must certify their compliance with COBE.
Our approach to Indigenous and stakeholder engagement is based on building relationships, mutual respect and trust while recognizing the unique values, needs and interests of each community. Our Indigenous Relations and Stakeholder Engagement Commitment Statement provides the structure to guide our teams’ behavior and actions, so they understand their responsibility and extend respect, courtesy and the opportunity to respond to every Indigenous group and stakeholder.
Our Indigenous Relations Policy is informed by guiding principles to ensure meaningful and respectful engagement and dialogue based on a principled and transparent approach. We work together with Indigenous groups to find mutually acceptable solutions and benefits and foster long-term relationships in support of TC Energy's business and Corporate Responsibility objectives. This policy recognizes the diversity and uniqueness of each Indigenous group, the importance of the land, and the imperative of building relationships based on mutual respect and trust.
We also have an Avoiding Bribery and Corruption Program which includes an Avoiding Bribery and Corruption Policy, annual online training provided to all personnel, face to face training provided to personnel in higher risk areas of our business, a supplier and contractor due diligence review process, and auditing of certain types of transactions.
We strive for continuous improvement in how we navigate the interconnections and complexity of environmental, social and economic issues related to our business. These issues are of great importance to our Indigenous groups and stakeholders, and have an impact on our ability to build and operate energy infrastructure.
Risk factors
A discussion of our risk factors can be found in the MD&A in the Natural Gas Pipelines – Business risks, Liquids Pipelines – Business risks, Power and Storage – Business risks and Other information – Enterprise risk management sections, which sections of the MD&A are incorporated by reference herein.

TC Energy Annual information form 2019	20

Dividends
Our Board has not adopted a formal dividend policy. The Board reviews the financial performance of TC Energy quarterly and makes a determination of the appropriate level of dividends to be declared in the following quarter. Currently, our payment of dividends is primarily funded from dividends TC Energy receives as the sole common shareholder of TCPL.
Provisions of various trust indentures and credit arrangements with certain of our subsidiaries can restrict those subsidiaries' and, in certain cases, our ability to declare and pay dividends or make distributions under certain circumstances. In the opinion of management, these provisions do not currently restrict our ability to declare or pay dividends.
Additionally, pursuant to the terms of the trust notes issued by TransCanada Trust (a financing trust subsidiary wholly owned by TCPL) and related agreements, in certain circumstances, including where holders of the trust notes receive deferral preferred shares of TCPL in lieu of cash interest payments and where exchange preferred shares of TCPL are issued to holders of the trust notes as a result of certain bankruptcy related events, TC Energy and TCPL would be prohibited from declaring or paying dividends on or redeeming their outstanding preferred shares (or, if none are outstanding, their respective common shares) until all such exchange or deferral preferred shares are redeemed by TCPL. No deferral preferred shares or exchange preferred shares of TCPL have ever been issued.
Dividends on our preferred shares are payable quarterly, as and when declared by the Board. The dividends declared on our common and preferred shares during the past three completed financial years, and the increase to the quarterly dividend on our outstanding common shares per common share for the quarter ending March 31, 2020, are set out in the MD&A under the heading About our business – 2019 financial highlights – Dividends, which section of the MD&A is incorporated by reference herein.
Description of capital structure
SHARE CAPITAL
TC Energy’s authorized share capital consists of an unlimited number of common shares and an unlimited number of first preferred shares and second preferred shares, issuable in series. The number of common shares and preferred shares issued and outstanding as at Year End are set out in the MD&A in the Financial Condition – Share information section, which section of the MD&A is incorporated by reference herein. The following is a description of the material characteristics of each of these classes of shares.
Common shares
The common shares entitle the holders thereof to one vote per share at all meetings of shareholders, except meetings at which only holders of another specified class of shares are entitled to vote, and, subject to the rights, privileges, restrictions and conditions attaching to the first preferred shares and the second preferred shares, whether as a class or a series, and to any other class or series of shares of TC Energy which rank prior to the common shares, entitle the holders thereof to receive (i) dividends if, as and when declared by the Board out of the assets of TC Energy properly applicable to the payment of the dividends in such amount and payable at such times and at such place or places as the Board may from time to time determine, and (ii) the remaining property of TC Energy upon a liquidation, dissolution or winding up of the Company.
We have a shareholder rights plan that is designed to ensure, to the extent possible, that all shareholders of TC Energy are treated fairly in connection with any take-over bid for the Company. The plan creates a right attaching to each common share outstanding and to each common share subsequently issued. Each right becomes exercisable 10 trading days after a person has acquired (an acquiring person), or commences a take-over bid to acquire, 20 per cent or more of the common shares, other than by an acquisition pursuant to a take-over bid permitted under the terms of the plan (a permitted bid). Prior to a flip-in event (as described below), each right permits registered holders to

TC Energy Annual information form 2019	21

purchase from the Company common shares of TC Energy at an exercise price equal to three times the market price of such shares, subject to adjustments and anti-dilution provisions (the exercise price). The beneficial acquisition by any person of 20 per cent or more of the common shares, other than by way of permitted bid, is referred to as a flip-in event. Ten trading days after a flip-in event, each right will permit registered holders other than an acquiring person to receive, upon payment of the exercise price, the number of common shares with an aggregate market price equal to twice the exercise price.
Under TC Energy's dividend reinvestment and share purchase plan (DRP), eligible holders of common and preferred shares of TC Energy can reinvest their dividends and make optional cash payments to obtain additional TC Energy common shares. From July 1, 2016 to October 31, 2019, common shares were issued from treasury at a discount of two per cent to market prices over a specified period. Commencing with the dividends declared October 31, 2019, common shares purchased under the DRP will no longer be satisfied with common shares issued from treasury at a discount, but rather will be acquired on the open market at 100 per cent of the weighted average purchase price. Refer to the Financial Condition – Dividend Reinvestment Plan section of the MD&A, which section of the MD&A is incorporated by reference herein.
TC Energy also has a stock based compensation plan that allows some employees to acquire common shares of TC Energy upon exercise of options granted thereunder. Option exercise prices are equal to the closing price on the TSX on the last trading day immediately preceding the grant date. Options granted under the plan are generally fully exercisable after three years and expire seven years after the date of grant.
First preferred shares
Subject to certain limitations, the Board may, from time to time, issue first preferred shares in one or more series and determine for any such series, its designation, number of shares and respective rights, privileges, restrictions and conditions. The first preferred shares as a class have, among others, the provisions described below.
The first preferred shares of each series rank on a parity with the first preferred shares of every other series, and are entitled to preference over the common shares, the second preferred shares and any other shares ranking junior to the first preferred shares with respect to the payment of dividends, the repayment of capital and the distribution of assets of TC Energy in the event of its liquidation, dissolution or winding up.
Except as provided by the CBCA, the holders of the first preferred shares will not have any voting rights nor will they be entitled to receive notice of or to attend shareholders' meetings. The holders of any particular series of first preferred shares will, if the directors so determine prior to the issuance of such series, be entitled to such voting rights as may be determined by the directors if TC Energy fails to pay dividends on that series of preferred shares for any period as may be so determined by the directors. TC Energy currently does not intend to issue any first preferred shares with voting rights, and any issuances of first preferred shares are expected to be made only in connection with corporate financings.
The provisions attaching to the first preferred shares as a class may be modified, amended or varied only with the approval of the holders of the first preferred shares as a class. Any such approval to be given by the holders of the first preferred shares may be given by the affirmative vote of the holders of not less than sixty-six and two thirds per cent of the first preferred shares represented and voted at a meeting or adjourned meeting of such holders.
The holders of Series 1, 3, 5, 7, 9, 11, 13 and 15 preferred shares will be entitled to receive quarterly fixed rate cumulative preferential cash dividends, as and when declared by the Board, to be reset periodically on prescribed dates to an annualized rate equal to the sum of the then five-year Government of Canada bond yield, calculated at the start of the applicable five-year period, and a spread as set forth in the table below (subject, in the case of the Series 13 and 15 preferred shares, to a fixed minimum reset rate of 5.50 per cent and 4.90 per cent, respectively) and have the right to convert their shares into cumulative redeemable Series 2, 4, 6, 8, 10, 12, 14 and 16 preferred shares, respectively, subject to certain conditions, on such conversion dates as set forth in the table below. The Series 1, 3, 5, 7, 9, 11, 13 and 15 preferred shares are redeemable by TC Energy in whole or in part on such redemption

22	TC Energy Annual information form 2019

dates as set forth in the table below, by the payment of an amount in cash for each share to be redeemed equal to $25.00 plus all accrued and unpaid dividends thereon.
The holders of Series 2, 4, 6, 8, 10, 12, 14 and 16 preferred shares will be entitled to receive quarterly floating rate cumulative preferential cash dividends, as and when declared by the Board, at an annualized rate equal to the sum of the then 90-day Government of Canada treasury bill rate, recalculated quarterly, and a spread as set forth in the table below and have the right to convert their shares into Series 1, 3, 5, 7, 9, 11, 13 and 15 preferred shares, respectively, subject to certain conditions, on such conversion dates as set forth in the table below. The Series 2, 4, 6, 8, 10, 12, 14 and 16 preferred shares are redeemable by TC Energy in whole or in part after their respective initial redemption date as set forth in the table below, by the payment of an amount in cash for each share to be redeemed equal to (i) $25.00 in the case of redemptions on such redemption dates as set out in the table below, or (ii) $25.50 in the case of redemptions on any other date, in each case plus all accrued and unpaid dividends thereon.
In the event of liquidation, dissolution or winding up of TC Energy, the holders of Series 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15 and 16 preferred shares shall be entitled to receive $25.00 per preferred share plus all accrued and unpaid dividends thereon in preference over the common shares or any other shares ranking junior to the first preferred shares.

Series of first preferred shares	Initial redemption date	Redemption/conversion dates	Spread (%)
Series 1 preferred shares	December 31, 2014	December 31, 2024 and every fifth year thereafter	1.92
Series 2 preferred shares	—	December 31, 2024 and every fifth year thereafter	1.92
Series 3 preferred shares	June 30, 2015	June 30, 2020 and every fifth year thereafter	1.28
Series 4 preferred shares	—	June 30, 2020 and every fifth year thereafter	1.28
Series 5 preferred shares	January 30, 2016	January 30, 2021 and every fifth year thereafter	1.54
Series 6 preferred shares	—	January 30, 2021 and every fifth year thereafter	1.54
Series 7 preferred shares	April 30, 2019	April 30, 2024 and every fifth year thereafter	2.38
Series 8 preferred shares	—	April 30, 2024 and every fifth year thereafter	2.38
Series 9 preferred shares	October 30, 2019	October 30, 2024 and every fifth year thereafter	2.35
Series 10 preferred shares	—	October 30, 2024 and every fifth year thereafter	2.35
Series 11 preferred shares	November 30, 2020	November 30, 2020 and every fifth year thereafter	2.96
Series 12 preferred shares	—	November 28, 2025 and every fifth year thereafter	2.96
Series 13 preferred shares	May 31, 2021	May 31, 2021 and every fifth year thereafter	4.69
Series 14 preferred shares	—	May 29, 2026 and every fifth year thereafter	4.69
Series 15 preferred shares	May 31, 2022	May 31, 2022 and every fifth year thereafter	3.85
Series 16 Preferred shares	—	May 31, 2027 and every fifth year thereafter	3.85
Except as provided by the CBCA, the respective holders of the first preferred shares of each outstanding series are not entitled to receive notice of, attend at, or vote at any meeting of shareholders unless and until TC Energy shall have failed to pay eight quarterly dividends on such series of preferred shares, whether or not consecutive, in which case the holders of the first preferred shares of such series shall have the right to receive notice of and to attend each meeting of shareholders at which directors are to be elected and which take place more than 60 days after the date on which the failure first occurs, and to one vote with respect to resolutions to elect directors for each of the first preferred share of such series, until all arrears of dividends have been paid. Subject to the CBCA, the series provisions attaching to the first preferred shares may be amended with the written approval of all the holders of such series of shares outstanding or by at least two thirds of the votes cast at a meeting of the holders of such shares duly called for the purpose and at which a quorum is present.

TC Energy Annual information form 2019	23

Second preferred shares
The rights, privileges, restrictions and conditions attaching to the second preferred shares are substantially identical to those attaching to the first preferred shares, except that the second preferred shares are junior to the first preferred shares with respect to the payment of dividends, repayment of capital and the distribution of assets of TC Energy in the event of a liquidation, dissolution or winding up of TC Energy.
Credit ratings
Although TC Energy has not issued debt to the public, it has been assigned credit ratings by Moody's Investors Service, Inc. (Moody's), S&P Global Ratings (S&P) and Fitch Ratings Inc. (Fitch), and its outstanding preferred shares have also been assigned credit ratings by S&P, Fitch and DBRS Limited (DBRS). Moody's has assigned TC Energy an issuer rating of Baa2 with a stable outlook, S&P has assigned an issuer rating of BBB+ with a stable outlook, and Fitch has assigned a long-term issuer default rating of A- with a stable outlook. TC Energy does not presently intend to issue debt securities to the public in its own name and any future debt financing requirements are expected to continue to be funded primarily through its subsidiary, TCPL, and TransCanada Trust, a wholly-owned financing trust subsidiary of TCPL. The following table sets out the current credit ratings assigned to those outstanding classes of securities of the Company, TCPL and TransCanada Trust and our subsidiaries which have been rated by Moody's, S&P, Fitch and DBRS:

	Moody's	S&P	Fitch	DBRS
TCPL - Senior unsecured debt	Baa1	BBB+	A-	A (low)
TCPL - Junior subordinated notes	Baa2	BBB-	Not rated	BBB
TransCanada Trust - Subordinated trust notes	Baa3	BBB-	BBB	Not rated
TC Energy Corporation - Preferred shares	Not rated	P-2 (Low)	BBB	Pfd-2 (low)
Commercial paper (TCPL and TCPL guaranteed)	P-2	A-2	F2	R-1 (low)
Trend/ rating outlook	Stable	Stable	Stable	Stable
Credit ratings are intended to provide investors with an independent measure of credit quality of an issue of securities. Credit ratings are not recommendations to purchase, hold or sell securities and do not address the market price or suitability of a specific security for a particular investor. There is no assurance that any rating will remain in effect for any given period of time or that any rating will not be revised or withdrawn entirely by a rating agency in the future if, in its judgment, circumstances so warrant.
Each of the Company, TCPL, TransCanada Trust and subsidiaries paid fees to each of Moody's, S&P, Fitch and DBRS for the credit ratings rendered in respect of their outstanding classes of securities noted above. In addition to annual monitoring fees for the Company and TCPL and their rated securities, additional payments are made in respect of other services provided in connection with various rating advisory services.
The information concerning our credit ratings relates to our financing costs, liquidity and operations. The availability and cost of our funding options may be affected by certain factors, including the global capital markets environment and outlook as well as our financial performance. Our access to capital markets for required capital at competitive rates is influenced by our credit rating and rating outlook, as determined by credit rating agencies such as Moody's, S&P, Fitch and DBRS. If our ratings were downgraded, TC Energy's financing costs and future debt issuances could be unfavourably impacted. A description of the rating agencies' credit ratings listed in the table above is set out below.

24	TC Energy Annual information form 2019

MOODY’S
Moody's has different rating scales for short- and long-term obligations. Numerical modifiers 1, 2 and 3 are appended to each rating classification from Aa through Caa. The modifier 1 indicates that the obligation ranks in the higher end of its generic rating category; the modifier 2 indicates a mid-range ranking; and a modifier 3 indicates a ranking in the lower end of that generic rating category. The Baa1 rating assigned to TCPL's senior unsecured debt is in the fourth highest of nine rating categories for long-term obligations. Obligations rated Baa are judged to be medium-grade and are subject to moderate credit risk, and as such, may possess certain speculative characteristics. The P-2 rating assigned to TCPL's and TCPL-guaranteed U.S. commercial paper programs is the second highest of four rating categories for short-term debt issuers. Issuers rated P-2 have a strong ability to repay short-term debt obligations. The Baa2 rating assigned to TCPL's junior subordinated notes and the Baa3 rating assigned to the TransCanada Trust subordinated trust notes, are in the fourth highest of nine rating categories for long-term obligations, with the junior subordinated notes ranking higher within the Baa rating category with a modifier of 2 as opposed to the modifier of 3 on the subordinated trust notes. Obligations rated Baa are judged to be medium-grade and are subject to moderate credit risk and, as such, may possess certain speculative characteristics.
S&P
S&P has different rating scales for short- and long-term obligations. Ratings from AA through CCC may be modified by the addition of a plus (+) or minus (-) sign to show the relative standing within a particular rating category. The BBB+ rating assigned to TCPL's senior unsecured debt is in the fourth highest of 10 rating categories for long-term obligations. A BBB rating indicates the obligor's capacity to meet its financial commitment is adequate; however, the obligation is more subject to the adverse effects of changes in circumstances and economic conditions than obligations in higher rated categories. The BBB- rating assigned to TCPL’s junior subordinated notes and to the TransCanada Trust subordinated trust notes, is in the fourth highest of 10 rating categories for long-term debt obligations and the P-2 (Low) rating assigned to TC Energy’s preferred shares is the second highest of eight rating categories for Canadian preferred shares. The BBB- and P-2 (Low) ratings assigned to TCPL's junior subordinated notes, the TransCanada Trust subordinated trust notes and TC Energy's preferred shares exhibit adequate protection parameters. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the obligor to meet its financial commitment on the obligation. TCPL's and TCPL guaranteed U.S. commercial paper programs are each rated A-2 which is the second highest of eight rating categories for short-term debt issuers. Short-term debt issuers rated A-2 have satisfactory capacity to meet their financial commitments, however they are somewhat more susceptible to adverse effects of changes in circumstances and economic conditions than obligors in the highest rating category.
FITCH
Fitch has different rating scales for short- and long-term obligations. Ratings from AA through D may be modified by the addition of a plus (+) or minus (-) sign to show the relative standing within a particular rating category. The A- rating assigned to TCPL's senior unsecured debt is in the third highest of 10 rating categories for long-term obligations. An A rating indicates that expectations of default risk are low and that the obligor's capacity to meet its financial commitment is strong; however, the obligation is somewhat more vulnerable to the adverse effects of changes in circumstances and economic conditions than obligations in higher rated categories. The F2 rating assigned to TCPL's and TCPL guaranteed commercial paper programs is the second highest of seven rating categories for short-term debt issuers. Issuers rated F2 have good intrinsic capacity for timely payments of short-term debt obligations. The BBB rating assigned to the TransCanada Trust subordinated trust notes is in the fourth highest of 10 rating categories for long-term debt obligations. The BBB ratings assigned to TC Energy’s preferred shares and the TransCanada Trust subordinated trust notes indicate that expectations of default risk are low and that the capacity for payment of financial commitments is considered adequate, however, adverse economic conditions or adverse business conditions are more likely to impair the capacity of the obligor to meet its financial commitment on the obligation.

TC Energy Annual information form 2019	25

DBRS
DBRS has different rating scales for short- and long-term debt and preferred shares. High or low grades are used to indicate the relative standing within all rating categories other than AAA and D and other than in respect of DBRS’ ratings of commercial paper and short-term debt, which utilize high, middle and low subcategories for its R-1 and R-2 rating categories. In respect of long-term debt and preferred share ratings, the absence of either a high or low designation indicates the rating is in the middle of the category. The R-1 (low) rating assigned to TCPL's and TCPL guaranteed short-term debt is in the third highest of 10 rating categories and indicates good credit quality. The capacity for payment of short-term financial obligations as they fall due is substantial. The overall strength is not as favourable as higher rating categories. Short-term debt rated R-1 (low) may be vulnerable to future events, but qualifying negative factors are considered manageable. The A (low) rating assigned to TCPL's senior unsecured debt is in the third highest of 10 categories for long-term debt. Long-term debt rated A is good credit quality. The capacity for the payment of financial obligations is substantial, but of lesser credit quality than that of AA rated securities. Long-term debt rated A may be vulnerable to future events but qualifying negative factors are considered manageable. The BBB rating assigned to junior subordinated notes is in the fourth highest of the 10 categories for long-term debt. Long-term debt rated BBB is of adequate credit quality. The capacity for the payment of financial obligations is considered acceptable, but long-term debt rated BBB may be vulnerable to future events. The Pfd-2 (low) rating assigned to TC Energy's preferred shares is in the second highest of six rating categories for preferred shares. Preferred shares rated Pfd-2 are of satisfactory credit quality. Protection of dividends and principal is still substantial; however, earnings, the balance sheet and coverage ratios are not as strong as Pfd-1 rated companies. In general, Pfd-2 ratings correspond with companies whose long-term debt is rated in the A category.

TC Energy Annual information form 2019	26

Market for securities
TC Energy's common shares are listed on the TSX and the NYSE under the symbol TRP. The following table sets out our preferred shares listed on the TSX.

Type	Issue Date	Stock Symbol
Series 1 preferred shares	September 30, 2009	TRP.PR.A
Series 2 preferred shares	December 31, 2014	TRP.PR.F
Series 3 preferred shares	March 11, 2010	TRP.PR.B
Series 4 preferred shares	June 30, 2015	TRP.PR.H
Series 5 preferred shares	June 29, 2010	TRP.PR.C
Series 6 preferred shares	February 1, 2016	TRP.PR.I
Series 7 preferred shares	March 4, 2013	TRP.PR.D
Series 9 preferred shares	January 20, 2014	TRP.PR.E
Series 11 preferred shares	March 2, 2015	TRP.PR.G
Series 13 preferred shares	April 20, 2016	TRP.PR.J
Series 15 preferred shares	November 21, 2016	TRP.PR.K
The following tables set out the reported monthly high, low, and month end closing trading prices and monthly trading volumes of the common shares of TC Energy on the TSX and the NYSE, and the respective Series 1, 2, 3, 4, 5, 6, 7, 9, 11, 13 and 15 preferred shares on the TSX, for the periods indicated:
COMMON SHARES

Month	TSX (TRP)				NYSE (TRP)
	High ($)	Low ($)	Close ($)	Volume traded	High (US$)	Low (US$)	Close (US$)	Volume traded
December 2019	$70.64	$66.19	$69.16	42,290,780	$53.95	$49.97	$53.31	36,321,090
November 2019	$68.44	$64.42	$67.20	33,575,370	$51.75	$48.81	$50.93	24,745,910
October 2019	$68.92	$65.61	$66.39	47,765,440	$52.25	$49.99	$50.33	28,476,900
September 2019	$70.25	$65.64	$68.60	64,480,000	$52.69	$49.58	$51.79	35,517,070
August 2019	$68.26	$62.71	$68.22	42,980,000	$51.27	$47.22	$51.24	31,522,210
July 2019	$67.15	$64.01	$64.62	42,261,350	$51.36	$48.47	$48.96	23,955,970
June 2019	$66.69	$63.95	$64.92	47,180,000	$50.47	$48.19	$49.52	27,975,300
May 2019	$66.93	$61.98	$65.89	54,794,370	$49.66	$46.17	$48.68	33,002,320
April 2019	$64.46	$60.05	$63.94	51,980,000	$47.91	$44.98	$47.76	33,033,430
March 2019	$61.47	$59.04	$60.02	75,220,000	$46.13	$44.16	$44.94	25,319,690
February 2019	$59.53	$54.61	$58.85	42,160,000	$45.16	$41.05	$44.72	27,340,680
January 2019	$56.64	$47.98	$55.88	47,553,960	$42.76	$35.19	$42.52	29,260,080

TC Energy Annual information form 2019	27

PREFERRED SHARES

Month	Preferred Shares
	Series 1	Series 2	Series 3	Series 4	Series 5	Series 6	Series 7	Series 9	Series 11	Series 13	Series 15
December 2019 High Low Close Volume traded	$ 15.00 $ 13.71 $ 14.63 406,024	$ 14.50 $ 13.65 $ 14.20 288,945	$12.25 $ 11.10 $ 12.23 135,976	$ 12.05 $ 10.94 $ 12.05 72,998	$ 12.78 $ 11.73 $ 12.63 204,067	$ 13.01 $ 11.82 $ 12.88 26,916	$ 16.99 $ 15.70 $ 16.68 689,773	$ 16.55 $ 15.50 $ 16.51 729,427	$ 18.81 $ 17.50 $ 18.81 191,797	$ 26.20 $ 25.67 $ 26.02 168,691	$ 24.64 $ 25.10 $ 25.64 227,907
November 2019 High Low Close Volume traded	$ 14.20 $ 13.53 $ 13.90 713,658	$ 14.09 $ 13.38 $ 13.80 454,312	$ 11.61 $ 10.82 $ 11.30 115,084	$ 11.53 $ 10.91 $ 11.05 80,851	$ 12.35 $ 11.49 $ 11.81 175,051	$ 12.42 $ 11.69 $ 11.84 57,002	$ 16.51 $ 15.90 $ 16.01 555,462	$16.25 $ 15.55 $ 15.57 318,962	$ 18.08 $ 17.35 $ 17.47 135,085	$ 26.41 $ 25.59 $ 25.80 362,125	$ 26.00 $ 25.31 $ 25.39 413,245
October 2019 High Low Close Volume traded	$ 14.12 $ 12.63 $ 13.53 393,354	$ 13.78 $ 12.70 $ 13.49 209,598	$ 11.66 $ 10.25 $ 10.90 228,904	$ 11.28 $ 10.25 $ 11.00 102,241	$ 12.01 $ 11.00 $ 11.73 479,521	$ 12.00 $ 11.02 $ 11.62 11,208	$ 16.37 $ 15.29 $ 16.10 429,029	$ 16.09 $ 15.20 $ 15.89 622,486	$ 17.89 $ 16.87 $ 17.43 158,790	$ 26.60 $ 25.82 $ 26.17 209,282	$ 25.59 $ 25.00 $ 25.50 310,635
September 2019 High Low Close Volume traded	$ 14.13 $ 12.35 $ 13.23 136,120	$ 13.48 $ 12.38 $ 13.45 166,975	$ 11.26 $ 10.50 $ 11.06 914,277	$ 11.10 $ 10.20 $ 10.87 54,600	$ 12.00 $ 10.95 $ 11.55 249,129	$ 12.37 $ 11.84 $ 11.86 9,820	$ 16.50 $ 15.84 $ 16.07 368,594	$ 15.93 $ 14.75 $ 15.73 420,066	$ 18.00 $ 16.70 $ 17.80 94,803	$ 25.99 $ 25.60 $ 25.98 237,285	$ 25.45 $ 24.71 $ 25.34 797,006
August 2019 High Low Close Volume traded	$ 13.74 $ 11.76 $ 12.60 331,504	$ 13.85 $ 11.77 $ 12.56 211,816	$ 11.65 $ 9.71 $ 10.65 494,215	$ 11.58 $ 9.76 $ 10.55 147,851	$ 12.15 $ 10.10 $ 11.11 282,649	$ 12.70 $ 10.46 $ 11.30 24,128	$ 16.44 $ 14.46 $ 16.01 521,737	$ 15.79 $ 13.49 $ 14.86 272,382	$ 18.20 $ 15.55 $ 17.00 143,744	$ 25.81 $ 25.20 $ 25.76 321,534	$ 25.67 $ 24.46 $ 25.00 362,124
July 2019 High Low Close Volume traded	$ 14.50 $ 13.60 $ 13.62 139,004	$ 14.42 $ 13.60 $ 13.75 95,923	$ 12.13 $ 11.35 $ 11.67 289,014	$ 12.17 $ 11.24 $ 11.51 18,180	$ 12.73 $ 11.80 $ 11.99 230,528	$ 13.05 $ 12.75 $ 12.85 17,504	$ 17.20 $ 16.19 $ 16.43 417,580	$ 16.70 $ 15.51 $ 15.79 350,798	$ 19.19 $ 18.16 $ 18.28 72,910	$ 26.16 $ 25.62 $ 25.90 186,508	$ 25.69 $ 24.90 $ 25.58 413,313
June 2019 High Low Close Volume traded	$ 13.94 $ 13.07 $ 13.77 143,468	$ 13.95 $ 13.01 $ 13.54 117,273	$ 11.55 $ 10.75 $ 11.54 144,829	$ 11.52 $ 10.73 $ 11.25 30,488	$ 12.73 $ 11.69 $ 12.08 111,527	$ 12.76 $ 12.35 $ 12.50 14,800	$ 16.71 $ 15.85 $ 16.40 381,105	$ 16.55 $ 15.30 $ 15.97 388,870	$ 18.35 $ 17.40 $ 18.35 168,695	$ 26.05 $ 25.35 $ 26.04 82,133	$ 25.12 $ 24.52 $ 25.00 470,983
May 2019 High Low Close Volume traded	$ 15.20 $ 13.50 $ 13.78 58,981	$ 15.10 $ 13.55 $ 13.62 73,505	$ 12.67 $ 11.08 $ 11.30 502,804	$ 12.67 $ 11.25 $ 11.25 53,232	$ 13.22 $ 12.41 $ 12.58 238,111	$ 13.91 $ 12.68 $ 12.68 11,600	$ 17.40 $ 16.28 $ 16.52 351,080	$ 17.10 $ 16.10 $ 16.35 290,329	$ 19.46 $ 18.40 $ 18.40 201,672	$ 26.30 $ 25.55 $ 25.63 189,599	$ 25.69 $ 24.61 $ 24.61 270,815
April 2019 High Low Close Volume traded	$ 15.28 $ 14.67 $ 14.98 90,555	$ 15.09 $ 14.46 $ 14.91 69,516	$ 12.94 $ 12.21 $ 12.33 105,295	$ 12.85 $ 11.85 $ 12.17 36,211	$ 13.93 $ 12.70 $ 13.20 152,603	$ 14.00 $ 13.48 $ 13.48 4,204	$ 17.39 $ 16.72 $ 17.02 436,566	$ 17.33 $ 16.63 $ 16.90 435,250	$ 19.61 $ 18.75 $ 19.04 117,660	$ 26.38 $ 25.95 $ 26.07 130,912	$ 25.85 $ 24.90 $ 25.55 642,962
March 2019 High Low Close Volume traded	$ 15.77 $ 14.30 $ 14.79 123,151	$ 15.88 $ 14.00 $ 14.50 224,693	$ 13.20 $ 11.76 $ 12.22 55,766	$ 13.30 $ 11.60 $ 11.90 38,678	$ 13.99 $ 12.65 $ 12.88 152,215	$ 14.29 $ 13.21 $ 13.30 19,874	$ 18.25 $ 16.74 $ 17.17 559,557	$ 18.21 $ 16.65 $ 16.82 250,917	$20.50 $18.49 $19.00 87,044	$ 26.31 $ 25.71 $ 26.30 727,150	$ 25.62 $ 24.65 $ 25.57 993,453
February 2019 High Low Close Volume traded	$ 16.40 $ 15.48 $ 15.80 147,197	$ 16.15 $ 15.30 $ 15.70 120,878	$ 13.45 $ 12.38 $ 12.95 67,929	$ 13.43 $ 12.50 $ 13.42 23,509	$ 14.36 $ 13.25 $ 13.88 138,195	$ 14.40 $ 13.56 $ 14.02 8,022	$ 18.63 $ 17.22 $ 18.24 408,463	$ 18.40 $ 17.50 $ 18.18 254,305	$ 20.39 $ 19.22 $ 20.39 103,091	$ 25.98 $ 25.33 $ 25.98 283,896	$ 25.38 $ 24.04 $ 25.37 775,162
January 2019 High Low Close Volume traded	$ 17.00 $ 15.53 $ 15.75 82,014	$ 17.11 $ 15.36 $ 15.59 92,870	$ 14.00 $ 12.64 $ 12.85 153,006	$ 13.99 $ 12.96 $ 13.03 34,356	$ 14.71 $ 13.41 $ 13.89 131,110	$ 15.30 $ 14.00 $ 14.21 12,777	$ 19.31 $ 17.67 $ 17.95 229,510	$ 19.45 $ 18.01 $ 18.05 243,229	$ 21.50 $ 19.38 $ 19.85 75,871	$ 25.94 $ 25.25 $ 25.54 354,126	$ 25.00 $ 23.90 $ 23.99 681,386

28	TC Energy Annual information form 2019

Directors and officers
As of February 12, 2020, the directors and officers of TC Energy as a group beneficially owned, or exercised control or direction over, directly or indirectly, an aggregate of 652,201 common shares of TC Energy. This constitutes less than one per cent of TC Energy's common shares. The Company collects this information from our directors and officers but otherwise we have no direct knowledge of individual holdings of TC Energy's securities.
DIRECTORS
The following table sets forth the names of the directors who serve on the Board as of February 12, 2020, together with their jurisdictions of residence, all positions and offices held by them with TC Energy, their principal occupations or employment during the past five years and the year from which each director has continually served as a director of TC Energy and, prior to the Arrangement, with TCPL. Positions and offices held with TC Energy are also held by such person at TCPL. Each director holds office until the next annual meeting or until his or her successor is earlier elected or appointed.

Name and place of residence	Principal occupation during the five preceding years	Director since
Stéphan Crétier Dubai, United Arab Emirates	Chairman, President and Chief Executive Officer, GardaWorld Security Corporation (GardaWorld) (private security services) and director of a number of GardaWorld’s direct and indirect subsidiaries, since 1999.	2017
Russell K. Girling(1) Calgary, Alberta Canada	President and Chief Executive Officer, TC Energy since July 2010. Director, American Petroleum Institute since January 2015. Director, Nutrien Ltd. (formerly Agrium Inc.) (agriculture) since May 2006.	2010
S. Barry Jackson Calgary, Alberta Canada	Corporate director. Director, WestJet Airlines Ltd. (airline) from February 2009 to December 2019. Director, Laricina Energy Ltd. (Laricina) (oil and gas, exploration and production) from December 2005 to November 2017.	2002
Randy Limbacher Houston, Texas U.S.A.	Chief Executive Officer, Meridian Energy, LLC (oil and gas exploration and production) since June 2017. Executive Vice-President of Strategy of Alta Mesa Resources, Inc. (Alta Mesa) (oil and gas, exploration and production) since September 2019. Director, CARBO Ceramics Inc. since July 2007. Interim President, Alta Mesa from January to September 2019. President and Chief Executive Officer, Samson Resources Corporation (Samson) (oil and gas exploration and production) from April 2013 to December 2015. Vice Chairman and director, Samson until March 2017.	2018
John E. Lowe Houston, Texas U.S.A.	Non-executive Chairman of the Board, Apache Corporation (Apache) (oil and gas) since May 2015. Director, Phillips 66 Company (energy infrastructure) since May 2012. Director, Apache since July 2013. Senior Executive Adviser at Tudor, Pickering, Holt & Co. LLC (energy investment and merchant banking) since September 2012. Director, Agrium Inc. (agriculture) from May 2010 to August 2015.	2015
Una Power Vancouver, British Columbia Canada	Corporate director. Director, Teck Resources Limited (diversified mining) since April 2017. Director, The Bank of Nova Scotia (Scotiabank) (chartered bank) since April 2016. Director, Kinross Gold Corporation from April 2013 to May 2019. Director, Nexen Energy ULC from February 2013 to March 2016.	2019
Mary Pat Salomone Naples, Florida U.S.A.	Corporate director. Director, Herc Rentals (equipment rental) since July 2016. Director, Intertape Polymer Group (manufacturing) since November 2015.	2013
Indira Samarasekera Vancouver, British Columbia Canada	Senior Advisor, Bennett Jones LLP (law firm) since September 2015. Director, Stelco Holdings Inc. (manufacturing) since May 2018. Director, Magna International Inc. (automotive manufacturing) since May 2014 and Scotiabank (chartered bank) since May 2008. Member, selection panel for Canada's outstanding chief executive officer. Member, The TriLateral Commission since August 2016.	2016
D. Michael G. Stewart Calgary, Alberta Canada	Corporate director. Director, Pengrowth Energy Corporation (oil and gas, exploration and production) from December 2010 to January 2020. Director, CES Energy Solutions Corp. (oilfield services) from January 2010 to June 2019. Director, Northpoint Resources Ltd. (oil and gas, exploration and production) from July 2013 to February 2015.	2006

TC Energy Annual information form 2019	29

Name and place of residence	Principal occupation during the five preceding years	Director since
Siim A. Vanaselja Toronto, Ontario Canada	Corporate director. Chair of the Board, TC Energy since May 2017. Director, Power Financial Corporation (financial services) since May 2018. Director, RioCan Real Estate Investment Trust (real estate) since May 2017. Director, Great-West Lifeco Inc. (financial services) since May 2014. Director, Maple Leaf Sports and Entertainment Ltd. (sports, property management) from August 2012 to June 2017. Executive Vice-President and Chief Financial Officer, BCE Inc. and Bell Canada (telecommunications and media) from January 2001 to June 2015.	2014
Thierry Vandal Mamaroneck, New York U.S.A.	President, Axium Infrastructure US, Inc. (independent infrastructure fund management firm) and Director, Axium Infrastructure Inc. since 2015. Director, Royal Bank of Canada (RBC) (chartered bank) since 2015. Member, International Advisory Board of École des Hautes Etudes Commerciales Montréal since October 2017.	2017
Steven W. Williams Calgary, Alberta Canada	Corporate director. Director, Alcoa Corporation (aluminum manufacturing) since January 2016. President, and Chief Executive Officer and Director, Suncor Energy Inc. from May 2012 to November 2018 and May 2019, respectively.	2019
Note:
(1) As President and Chief Executive Officer of TC Energy, Mr. Girling is not a member of any Board Committees, but is invited to attend committee meetings as required.
Cease Trade Orders, Bankruptcies, Penalties or Sanctions
Except as indicated below, no other director or executive officer of the Company is or was a director or officer of another company in the past 10 years that:

•	was the subject of a cease trade or similar order, or an order denying that company any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days

•
was involved in an event that resulted in the company being subject to one of the above orders after the director or executive officer no longer held that role with the company, which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer

•
while acting in that capacity, or within a year of ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold the assets of that company.

Laricina voluntarily entered into the Companies' Creditors Arrangement Act (CCAA) and obtained an order from the Court of Queen's Bench of Alberta, Judicial Centre of Calgary for creditor protection and a stay of proceedings effective March 26, 2015. A final court order was granted on January 28, 2016, allowing Laricina to exit from protection under the CCAA and concluding the stay of proceedings against Laricina and its subsidiaries. Mr. Jackson was a director of Laricina from December 2005 to November 2017.
On September 11, 2019, Alta Mesa and six affiliated debtors each filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas. Mr. Limbacher has been the Executive Vice-President of Alta Mesa since September 2019, and was Interim President of Alta Mesa from January to September 2019.
Samson filed a plan of reorganization in Delaware Bankruptcy Court in September 2015. Mr. Limbacher was the Chief Executive Officer of Samson from 2013 through 2015 and remained a director of Samson until it emerged from bankruptcy in March 2017.
No director or executive officer of the Company has within the past 10 years:

•	become bankrupt

•	made a proposal under any legislation relating to bankruptcy or insolvency

•	become subject to or launched any proceedings, arrangement or compromise with any creditors, or

•	had a receiver, receiver manager or trustee appointed to hold any of their assets.

30	TC Energy Annual information form 2019

No director or executive officer of the Company has been subject to:

•
any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority, or

•	any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.
BOARD COMMITTEES
TC Energy has four committees of the Board: the Audit committee, the Governance committee, the Health, Safety, Sustainability & Environment committee and the Human Resources committee. As President and Chief Executive Officer of TC Energy, Mr. Girling is not a member of any Board Committees, but is invited to attend committee meetings as required.
The voting members of each of these committees, as of February 12, 2020, are identified below. Information about the Audit committee can be found in this AIF under the heading Audit committee.

Director	Audit committee	Governance committee	Health, Safety, Sustainability & Environment committee	Human Resources committee
Stéphan Crétier	✓		✓
S. Barry Jackson		✓		Chair
Randy Limbacher	✓		✓
John E. Lowe	Chair		✓
Una Power	✓		✓
Mary Pat Salomone		✓	Chair
Indira Samarasekera	✓			✓
D. Michael G. Stewart		Chair		✓
Siim A. Vanaselja (Chair)		✓		✓
Thierry Vandal	✓		✓
Steven W. Williams		✓		✓

TC Energy Annual information form 2019	31

OFFICERS
With the exception of Stanley G. Chapman, III, all of the executive officers and corporate officers of TC Energy reside in Calgary, Alberta, Canada. Positions and offices held with TC Energy are also held by such person at TCPL. As of the date hereof, the officers of TC Energy, their present positions within TC Energy and their principal occupations during the five preceding years are as follows:
Executive officers

Name	Present position held	Principal occupation during the five preceding years
Russell K. Girling	President and Chief Executive Officer	President and Chief Executive Officer.
Stanley G. Chapman, III Houston, Texas U.S.A.	Executive Vice-President and President, U.S. Natural Gas Pipelines	Prior to April 2017, Senior Vice-President and General Manager, U.S. Natural Gas Pipelines. Prior to July 2016, Executive Vice-President and Chief Commercial Officer of Columbia Pipeline Group, Inc.
Wendy L. Hanrahan	Executive Vice-President, Corporate Services	Executive Vice-President, Corporate Services.
Leslie C. Kass	Executive Vice-President, Technical Centre
Prior to January 2020, Senior Vice-President, Technical Centre. Prior to May 2019, President and Chief Executive Officer, Babcock & Wilcox Enterprises, Inc. (B&W). Prior to November 2018, Senior Vice President, Leader of Industrial Segment, B&W. Prior to February 2018, Vice President, Retrofits and Continuous Emissions Monitoring Systems, B&W. Prior to May 2017, Vice President, Investor Relations and Communications, B&W. Prior to August 2016, Vice President, Regulatory and Agency Relations, B&W.

Patrick M. Keys	Executive Vice-President, Stakeholder Relations and General Counsel
Prior to May 2019, Senior Vice-President, Legal. Prior to February 2019, Vice-President, Commercial West (Natural Gas Pipelines Division (Canada)). Prior to April 2017, Vice-President, Commercial West (Natural Gas Pipelines Division). Prior to October 2015, Vice-President, Commercial West, Natural Gas Pipelines, Natural Gas Pipelines Division.

Donald R. Marchand	Executive Vice-President, Strategy & Corporate Development and Chief Financial Officer
Prior to January 2020, Executive Vice-President and Chief Financial Officer. Prior to February 2017, Executive Vice-President, Corporate Development and Chief Financial Officer. Prior to October 2015, Executive Vice-President and Chief Financial Officer.

Paul E. Miller	Executive Vice-President and President, Liquids Pipelines
Prior to January 2020, Executive Vice-President, Technical Centre and President, Liquids Pipelines. Prior to February 2019, Executive Vice-President and President, Liquids Pipelines. Prior to March 2014, Senior Vice-President, Oil Pipelines.

François L. Poirier	Chief Operating Officer and President, Power and Storage and Mexico
Prior to January 2020, Executive Vice-President, Corporate Development and Strategy and President, Power & Storage and Mexico. Prior to May 2019, Executive Vice-President, Corporate Development and Strategy and President, Mexico Natural Gas Pipelines and Energy. Prior to January 2019, Executive Vice-President, Strategy and Corporate Development. Prior to February 2017, Senior Vice-President, Strategy and Corporate Development. Prior to October 2015, President, Energy East Pipeline. Prior to September 2015, President, Wells Fargo Securities Canada, Ltd.

Tracy A. Robinson	Executive Vice-President and President, Canadian Natural Gas Pipelines
Prior to January 2019, Executive Vice-President, Canadian Natural Gas Pipelines. Prior to September 2018, Senior Vice-President, Canadian Natural Gas Pipelines. Prior to November 2017, Senior Vice-President, Canada (Natural Gas Pipelines Division (Canada)). Prior to April 2017, Senior Vice-President, Canada (Natural Gas Pipelines Division). Prior to March 2017, Vice-President, Supply Chain. Prior to October 2015, Vice-President, Transportation, Liquids Pipelines Division. Prior to September 2014, Vice-President, Marketing and Sales, Canadian Pacific Railway Limited.

Bevin M. Wirzba	Senior Vice-President, Liquids Pipelines
Prior to January 2020, Senior Vice-President, Liquids Operations and Commercial (Liquids Pipelines Division). Prior to July 2019, Senior Vice-President, Business Development and Capital Markets, ARC Resources Ltd. Prior to January 2016, Managing Director, RBC Capital Markets, RBC Dominion Securities.

32	TC Energy Annual information form 2019

Corporate officers

Name	Present position held	Principal occupation during the five preceding years
Gloria L. Hartl	Vice-President, Risk Management	Prior to February 2019, Director, Corporate Planning. Prior to December 2017, Manager, Short-Term Planning & Forecasting.
Dennis P. Hebert	Vice-President, Taxation	Prior to June 2017, Vice-President, Tax and Insurance, Spectra Energy (Spectra). Prior to June 2014, General Manager, Tax, Spectra.
R. Ian Hendy	Vice-President, Finance	Prior to January 2020, Vice-President and Treasurer. Prior to December 2017, Director, Financial Trading and Assistant Treasurer.
Joel E. Hunter	Senior Vice-President, Capital Markets	Prior to December 2017, Vice-President, Finance and Treasurer. Prior to August 2015, Vice-President, Finance.
Nancy A. Johnson	Vice-President and Treasurer
Prior to January 2020, Vice-President, Strategy, Regulatory and Business Planning (Natural Gas Pipelines Division (Canada)). Prior to February 2019, Vice-President, Risk Management. Prior to June 2018, Director, Financial Reporting and Corporate Accounting. Prior to December 2017, Director, Corporate Planning and Evaluations.

Christine R. Johnston	Vice-President, Law and Corporate Secretary	Vice-President, Law and Corporate Secretary
G. Glenn Menuz	Vice-President and Controller	Vice-President and Controller.
CONFLICTS OF INTEREST
Directors and officers of TC Energy and its subsidiaries are required to disclose any existing or potential conflicts in accordance with TC Energy's policies governing directors and officers and in accordance with the CBCA.
COBE covers potential conflicts of interest and requires that all employees, officers, directors and contract workers of TC Energy avoid situations that may result in a potential conflict. In the event an employee, officer, director or contract worker finds themselves in a potential conflict situation, COBE stipulates that:

•	the conflict should be reported; and

•	the person should refrain from participation in any decision or action where there is a real or perceived conflict.
COBE also notes that employees and officers of TC Energy may not engage in outside business activities that are in conflict with or detrimental to the interests of TC Energy. The Chief Executive Officer and executive officers must receive Governance committee consent for all outside business activities.
Under COBE, directors must also declare any material interest that he or she may have in a material contract or transaction and recuse himself or herself from related deliberations and approvals.
In addition to COBE, the directors and corporate officers of TC Energy are required to complete annual questionnaires disclosing any related party transactions. These questionnaires assist TC Energy in identifying and monitoring possible related party transactions.
There were no material conflicts of interests or related party transactions reported by the Board, Chief Executive Officer or executive officers in 2019.

TC Energy Annual information form 2019	33

Serving on other boards
The Board believes that it is important for it to be composed of qualified and knowledgeable directors. As a result, due to the specialized nature of the energy infrastructure business, some of our directors are associated with or sit on the boards of companies that ship natural gas or liquids through our pipeline systems. Transmission services on most of TC Energy’s pipeline systems in Canada and the U.S. are subject to regulation and accordingly we generally cannot deny transportation services to a creditworthy shipper. The Governance committee monitors relationships among directors to ensure that business associations do not affect the Board’s performance.
The Board considers whether directors serving on the boards of other entities including public and private companies, Crown corporations and other state-owned entities, and non-profit organizations pose any potential conflict. The Board reviews these relationships annually to determine that they do not interfere with any of our director’s ability to act in our best interests. If a director declares a material interest in any material contract or material transaction being considered at the meeting, the director is not present during the discussion and does not vote on the matter.
COBE requires employees to receive consent before accepting a directorship with an entity that is not an affiliate. The chief executive officer and executive vice-presidents (our executive leadership team) must receive the consent of the Governance committee. All other employees must receive the consent of the Corporate Secretary or her delegate.
Affiliates
The Board oversees relationships between TC Energy and any affiliates to avoid any potential conflicts of interest. This includes our relationship with TCLP, a master limited partnership listed on the NYSE.
Corporate governance
Our Board and management are committed to the highest standards of ethical conduct and corporate governance.
TC Energy is a public company listed on the TSX and the NYSE, and we recognize and respect rules and regulations in both Canada and the U.S.
Our corporate governance practices comply with the Canadian governance guidelines, which include the governance rules of the TSX and Canadian Securities Administrators:

•	National Instrument 52-110, Audit Committees

•	National Policy 58-201, Corporate Governance Guidelines, and

•	National Instrument 58-101, Disclosure of Corporate Governance Practices.
We also comply with the governance listing standards of the NYSE and the governance rules of the SEC that apply, in each case, to foreign private issuers.
Our governance practices comply with the NYSE standards for U.S. companies in all significant respects, except as summarized on our website (www.tcenergy.com). As a non-U.S. company, we are not required to comply with most of the governance listing standards of the NYSE. As a foreign private issuer, however, we must disclose how our governance practices differ from those followed by U.S. companies that are subject to the NYSE standards.
We benchmark our policies and procedures against major North American companies to assess our standards and we adopt best practices as appropriate. Some of our best practices are derived from the NYSE rules and comply with applicable rules adopted by the SEC to meet the requirements of the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act.

34	TC Energy Annual information form 2019

Audit committee
The Audit committee is responsible for assisting the Board in overseeing the integrity of our financial statements and our compliance with legal and regulatory requirements. It is also responsible for overseeing and monitoring the internal accounting and reporting process and the process, performance and independence of our internal and external auditors. The charter of the Audit committee can be found in Schedule B of this AIF.
RELEVANT EDUCATION AND EXPERIENCE OF MEMBERS
The members of the Audit committee as of February 12, 2020 are John E. Lowe (Chair), Stéphan Crétier, Randy Limbacher, Una Power, Indira Samarasekera and Thierry Vandal. Ms. Power joined the committee effective May 3, 2019.
The Board believes that the composition of the Audit committee reflects a high level of financial literacy and expertise. Each member of the Audit committee has been determined by the Board to be independent and financially literate within the meaning of the definitions under Canadian and U.S. securities laws and the NYSE rules. In addition, the Board has determined that Mr. Lowe, Ms. Power and Mr. Vandal are Audit Committee Financial Experts as that term is defined under U.S. securities laws. The Board has made these determinations based on the education and breadth and depth of experience of each member of the Audit committee. The following is a description of the education and experience, apart from their respective roles as directors of TC Energy, of each member of the Audit committee that is relevant to the performance of his or her responsibilities as a member of the Audit committee.
John E. Lowe (Chair)
Mr. Lowe holds a Bachelor of Science degree in Finance and Accounting from Pittsburg State University and is a Certified Public Accountant (inactive). He has been the non-executive Chairman of Apache Corporation's board of directors since May 2015. He also currently serves on the board of directors for Phillips 66 Company and has been the Senior Executive Adviser at Tudor, Pickering, Holt & Co. LLC since September 2012. Mr. Lowe has previously served as the audit committee Chair for Agrium Inc. and DCP Midstream LLC. He has also held various executive and management positions with ConocoPhillips for more than 25 years.
Stéphan Crétier
Mr. Crétier earned a Master of Business Administration from the University of California (Pacific). He is the Chairman, President and Chief Executive Officer of a multinational corporation, Garda World, with over 20 years of experience in providing company-wide operational and financial oversight including monitoring the reporting and disclosure process. Mr. Crétier also serves as director of a number of Garda World’s direct and indirect subsidiaries. He previously served as a director of three public companies, ORTHOsoft Inc. (formerly ORTHOsoft Holdings Inc.), BioEnvelop Technologies Corp. and Rafale Capital Corp.
Randy Limbacher
Mr. Limbacher holds a Bachelor of Science degree from Louisiana State University. He is currently the Chief Executive Officer of Meridian Energy, LLC. and Executive Vice-President of Alta Mesa Resources, Inc. (Alta Mesa). Mr. Limbacher also serves on the board of directors and audit committee for CARBO Ceramics Inc. and was previously the Interim President of Alta Mesa, President and Chief Executive Officer and Vice Chairman of Samson Resources Corporation. He has also served as Chairman, President and Chief Executive Officer of Rosetta Resources, Inc.

TC Energy Annual information form 2019	35

Una Power
Ms. Power earned a Bachelor of Commerce (Honours) degree from Memorial University and holds Chartered Professional Accountant, Chartered Accountant and Chartered Financial Analyst designations. She also serves on the boards of directors and the audit committees for Teck Resources Limited and The Bank of Nova Scotia. Ms. Power was previously the Chief Financial Officer of Nexen Energy ULC, a former publicly traded oil and gas company that is now a wholly-owned subsidiary of CNOOC Limited, where she held various executive positions with responsibility for financial and risk management, strategic planning and budgeting, business development, energy marketing and trading, information technology and capital investment.
Indira Samarasekera
Dr. Samarasekera earned a Master of Science degree from the University of California and was granted a PhD in metallurgical engineering from the University of British Columbia. She also holds honorary degrees from the Universities of Alberta, British Columbia, Toronto, Waterloo, Montreal and Western in Canada and Queen’s University in Belfast, Northern Ireland. Dr. Samaraskera is currently a senior advisor for Bennett Jones LLP and serves on the board of directors of The Bank of Nova Scotia, Magna International Inc., Stelco Holdings Inc. She is also a member of the TriLateral Commission and sits on the selection panel for Canada's outstanding chief executive officer of the year.
Thierry Vandal
Mr. Vandal earned a Master of Business Administration in Finance from the École des Hautes Etudes Commerciale Montréal. He is the President of Axium Infrastructure US, Inc. and serves on the board of directors for Axium Infrastructure Inc. and on the international advisory boards of École des Hautes Études Commerciale Montréal and McGill University. He also serves on the board of directors for RBC where he is designated as RBC’s audit committee’s financial expert. Mr. Vandal previously served on the audit committee for Veresen Inc. until July 2017 and has over nine years’ experience of serving with Hydro-Québec where he also held the position of President and Chief Executive Officer until May 2015.

36	TC Energy Annual information form 2019

PRE-APPROVAL POLICIES AND PROCEDURES
TC Energy's Audit committee has adopted a pre-approval policy with respect to permitted non-audit services. Under the policy, the Audit committee has granted pre-approval for specified non-audit services. For engagements of up to $250,000, approval of the Audit committee Chair is required, and the Audit committee is to be informed of the engagement at the next scheduled Audit committee meeting. For all engagements of $250,000 or more, pre-approval of the Audit committee is required. In all cases, regardless of the dollar amount involved, where there is a potential for a conflict of interest involving the external auditor to arise on an engagement, the Audit committee must pre-approve the assignment.
To date, all non-audit services have been pre-approved by the Audit committee in accordance with the pre-approval policy described above.
EXTERNAL AUDITOR SERVICE FEES
The table below shows the services KPMG provided during the last two fiscal years and the fees they invoiced us:

($ millions)	2019	2018

Audit fees	$12.4	$10.3
• audit of the annual consolidated financial statements
• services related to statutory and regulatory filings or engagements
• review of interim consolidated financial statements and information contained in various prospectuses and other securities offering documents
Audit-related fees	$0.1	$0.1
• services related to the audit of the financial statements of TC Energy pipeline abandonment trusts and certain post-retirement plans
Tax fees	$1.9	$1.2
• Canadian and international tax planning and tax compliance matters, including the review of income tax returns and other tax filings
All other fees	$0.2	$0.2
• French translation services
Total fees	$14.6	$11.8

TC Energy Annual information form 2019	37

Legal proceedings and regulatory actions
Legal proceedings, arbitrations and actions are part of doing business. While we cannot predict the final outcomes of proceedings and actions with certainty, management does not expect any potential or current proceeding or action to have a material impact on our consolidated financial position or results of operations.
Transfer agent and registrar
TC Energy's transfer agent and registrar is Computershare Trust Company of Canada with its Canadian transfer facilities in the cities of Vancouver, Calgary, Toronto, Halifax and Montréal.
Material contracts
TC Energy did not enter into any material contracts outside the ordinary course of business during the year ended December 31, 2019, nor has it entered into any material contracts outside the ordinary course of business prior to the year ended December 31, 2019 which are still in effect as at the date of this AIF.
Interest of experts
KPMG LLP are the auditors of TC Energy and have confirmed with respect to TC Energy, that they are independent within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulations and also that they are independent accountants with respect to TC Energy under all relevant U.S. professional and regulatory standards.
Additional information

1.	Additional information in relation to TC Energy may be found under TC Energy's profile on SEDAR (www.sedar.com).

2.
Additional information including directors' and officers' remuneration and indebtedness, principal holders of TC Energy's securities and securities authorized for issuance under equity compensation plans (all where applicable), is contained in TC Energy's Management Information Circular for its most recent annual meeting of shareholders that involved the election of directors and can be obtained upon request from the Corporate Secretary of TC Energy.

3.	Additional financial information is provided in TC Energy's audited consolidated financial statements and MD&A for its most recently completed financial year.

38	TC Energy Annual information form 2019

Glossary

Units of measure
Bbl/d	Barrel(s) per day
Bcf	Billion cubic feet
Bcf/d	Billion cubic feet per day
GJ	Gigajoule
hp	horsepower
km	Kilometres
MMcf/d	Million cubic feet per day
MW	Megawatt(s)
MWh	Megawatt hours
PJ/d	Petajoules per day
TJ/d	Terajoules per day

General terms and terms related to our operations
AM	asset management
ATM	An at-the-market distribution program allowing us to issue common shares from treasury at the prevailing market price
B.C.	British Columbia
bitumen	A thick, heavy oil that must be diluted to flow (also see: diluent). One of the components of the oil sands, along with sand, water and clay
diluent	A thinning agent made up of organic compounds. Used to dilute bitumen so it can be transported through pipelines
DRP	TC Energy's dividend reinvestment and share purchase plan
Empress	A major delivery/receipt point for natural gas near the Alberta/ Saskatchewan border
FID	Final investment decision
force majeure	Unforeseeable circumstances that prevent a party to a contract from fulfilling it
GHG	Greenhouse gas
HSSE	Health, safety, sustainability and environment
investment base	Includes rate base as well as assets under construction
LDC	Local distribution company
LNG	Liquefied natural gas
MCR	major component replacement
OM&A	Operating, maintenance and administration
PNW LNG	Pacific Northwest LNG
PPA	Power purchase arrangement
rate base	Average assets in service, working capital and deferred amounts used in setting of regulated rates
TSA	Transportation service agreements
WCSB	Western Canada Sedimentary Basin
Year End	Year ended December 31, 2019

Accounting terms
AFUDC	Allowance for funds used during construction
GAAP	U.S. generally accepted accounting principles
ROE	Return on common equity

Government and regulatory bodies terms
AER	Alberta Energy Regulator
BCEAO	Environmental Assessment Office (British Columbia)
CBCA	Canada Business Corporations Act
CCAA	Companies' Creditors Arrangement Act
CER	Canadian Energy Regulator (formerly the National Energy Board (Canada))
CFE	Comisión Federal de Electricidad (Mexico)
CPCN	Certificate of Public Convenience and Necessity
CQDE	Québec Environmental Law Centre/ Centre québécois du droit de l'environnement
CRE	Comisión Reguladora de Energía (Mexico)
DOJ	U.S. Department of Justice
DOS	U.S. Department of State
FERC	Federal Energy Regulatory Commission (U.S.)
IESO	Independent Electricity System Operator
HQ	Hydro-Québec Distribution
MDDELCC	Ministère du Développement durable, de l'Environnement et la Lutte contre les changements climatiques (Québec)
NAFTA	North American Free Trade Agreement
NEB	National Energy Board (Canada)
NRC	National Response Center
NYSE	New York Stock Exchange
OGC	Oil and Gas Commission (British Columbia)
PHMSA	Pipeline and Hazardous Materials Safety and Administration
PSC	Public Service Commission (Nebraska)
PUC	Public Utilities Commission (South Dakota)
SEC	U.S. Securities and Exchange Commission
SEIS	Supplemental environmental impact statement
TSX	Toronto Stock Exchange

TC Energy Annual information form 2019	39

Schedule A
Metric conversion table
The conversion factors set out below are approximate factors. To convert from Metric to Imperial multiply by the factor indicated. To convert from Imperial to Metric divide by the factor indicated.

Metric	Imperial	Factor
Kilometres (km)	Miles	0.62
Millimetres	Inches	0.04
Gigajoules	Million British thermal units	0.95
Cubic metres*	Cubic feet	35.3
Kilopascals	Pounds per square inch	0.15
Degrees Celsius	Degrees Fahrenheit	to convert to Fahrenheit multiply by 1.8, then add 32 degrees; to convert to Celsius subtract 32 degrees, then divide by 1.8

*	The conversion is based on natural gas at a base pressure of 101.325 kilopascals and at a base temperature of 15 degrees Celsius.

40	TC Energy Annual information form 2019

Schedule B
CHARTER OF THE AUDIT COMMITTEE
1.    PURPOSE
The Audit Committee shall assist the Board of Directors (the Board) in overseeing and monitoring, among other things, the:

•	Company’s financial accounting and reporting process;

•	integrity of the financial statements;

•	Company’s internal control over financial reporting;

•	external financial audit process;

•	compliance by the Company with legal and regulatory requirements; and

•	independence and performance of the Company’s internal and external auditor.
To fulfill its purpose, the Audit Committee has been delegated certain authorities by the Board that it may exercise on behalf of the Board.
2.    ROLES AND RESPONSIBILITIES
I.    Appointment of the Company’s External Auditor
Subject to confirmation by the external auditor of their compliance with Canadian and U.S. regulatory registration requirements, the Audit Committee shall recommend to the Board the appointment of the external auditor, such appointment to be confirmed by the Company’s shareholders at each annual meeting. The Audit Committee shall also recommend to the Board the compensation to be paid to the external auditor for audit services. The Audit Committee shall also be directly responsible for the oversight of the work of the external auditor (including resolution of disagreements between management and the external auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The external auditor shall report directly to the Audit Committee.
The Audit Committee shall review and approve the audit plan of the external auditor. The Audit Committee shall also receive periodic reports from the external auditor regarding the auditor’s independence, discuss such reports with the auditor, consider whether the provision of non‑audit services is compatible with maintaining the auditor’s independence and take appropriate action to satisfy itself of the independence of the external auditor.
II.    Oversight in Respect of Financial Disclosure
The Audit Committee shall, to the extent it deems it necessary or appropriate:

(a)
review, discuss with management and the external auditor and recommend to the Board for approval, the Company’s audited annual consolidated financial statements, annual information form, management’s discussion and analysis (MD&A), all financial information in prospectuses and other offering memoranda, financial statements required by securities regulators, all prospectuses and all documents which may be incorporated by reference into a prospectus, including, without limitation, the annual management information circular, but excluding any pricing or prospectus supplement relating to the issuance of debt securities of the Company;

(b)	review, discuss with management and the external auditor and recommend to the Board for approval, the release to the public of the Company’s interim reports, including the consolidated financial

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statements, MD&A and press releases on quarterly financial results;

(c)	review and discuss with management and the external auditor the use of non-GAAP information and the applicable reconciliation;

(d)
review and discuss with management any financial outlook or future-oriented financial information disclosure in advance of its public release; provided, however, that such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made). The Audit Committee need not discuss in advance each instance in which the Company may provide financial projections or presentations to credit rating agencies;

(e)
review with management and the external auditor major issues regarding accounting policies and auditing practices, including any significant changes in the Company’s selection or application of accounting policies, as well as major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies that could significantly affect the Company’s financial statements;

(f)    review and discuss quarterly findings reports from the external auditor on:
(i)    all critical accounting policies and practices to be used;

(ii)
all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the external auditor; and

(iii)	other material written communications between the external auditor and management, such as any management letter or schedule of unadjusted differences.

(g)	review with management and the external auditor the effect of regulatory and accounting developments on the Company’s financial statements;

(a)	review with management and the external auditor the effect of any off-balance sheet structures on the Company’s financial statements;

(i)
review with management, the external auditor and, if necessary, legal counsel, any litigation, claim or contingency, including arbitration and tax assessments, that could have a material effect upon the financial position of the Company, and the manner in which these matters have been disclosed in the financial statements;

(j)
review disclosures made to the Audit Committee by the Company’s Chief Executive Officer (CEO) and Chief Financial Officer (CFO) during their certification process for the periodic reports filed with securities regulators about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls; and

(k)
discuss with management the Company’s material financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

III.    Oversight in Respect of Legal and Regulatory Matters

(a)
review with the Company’s General Counsel legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.

IV.    Oversight in Respect of Internal Audit

42	TC Energy Annual information form 2019

(a)
review and approve the audit plans of the internal auditor of the Company including the degree of coordination between such plans and those of the external auditor and the extent to which the planned audit scope can be relied upon to detect weaknesses in internal control, fraud or other illegal acts;

(b)
review the significant findings prepared by the internal audit department and recommendations issued by it or by any external party relating to internal audit issues, together with management’s response thereto;

(c)	review compliance with the Company’s policies and avoidance of conflicts of interest;

(d)	review the report prepared by the internal auditor on officers’ expenses and aircraft usage;

(e)
review the adequacy of the resources of the internal auditor to ensure the objectivity and independence of the internal audit function, including reports from the internal audit department on its audit process with subsidiaries and affiliates; and

(f)
ensure the internal auditor has access to the Chair of the Audit Committee, the Board and the CEO and meet separately with the internal auditor to review with him or her any problems or difficulties he or she may have encountered and specifically:

(i)	any difficulties which were encountered in the course of the audit work, including restrictions on the scope of activities or access to required information, and any disagreements with management;

(ii)	any changes required in the planned scope of the internal audit; and
(iii)    the internal audit department responsibilities, budget and staffing, and to report to the Board on such meetings.
V.    Oversight in Respect of the External Auditor

(a)
review any letter, report or other communication from the external auditor in respect of any identified weakness in internal control or unadjusted difference and management’s response and follow‑up, inquire regularly of management and the external auditor of any significant issues between them and how they have been resolved, and intervene in the resolution if required;

(b)	receive and review annually the external auditor’s formal written statement of independence delineating all relationships between itself and the Company;

(c)	meet separately with the external auditor to review any problems or difficulties the external auditor may have encountered and specifically:

(i)
any difficulties which were encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information, and any disagreements with management; and

(ii)    any changes required in the planned scope of the audit,
and to report to the Board on such meetings.

(d)	meet with the external auditor prior to the audit to review the planning and staffing of the audit;

(e)
receive and review annually the external auditor's written report on their own internal quality control procedures; any material issues raised by the most recent internal quality control review, or peer review, of the external auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, and any steps taken to deal with such issues;

(f)	review and evaluate the external auditor, including the lead partner of the external auditor team; and

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(g)
ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law, but at least every five years.

VI.    Oversight in Respect of Audit and Non‑Audit Services

(a)	pre-approve all audit services (which may entail providing comfort letters in connection with securities underwritings) and all permitted non‑audit services, other than non‑audit services where:

(i)
the aggregate amount of all such non‑audit services provided to the Company that were not pre-approved constitutes not more than five percent of the total fees paid by the Company and its subsidiaries to the external auditor during the fiscal year in which the non‑audit services are provided;

(ii)	such services were not recognized by the Company at the time of the engagement to be non‑audit services; and

(iii)
such services are promptly brought to the attention of the Audit Committee and approved, prior to the completion of the audit, by the Audit Committee or by one or more members of the Audit Committee to whom authority to grant such approvals has been delegated by the Audit Committee.

(b)	approval by the Audit Committee of a non‑audit service to be performed by the external auditor shall be disclosed as required under securities laws and regulations;

(c)
the Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant pre-approvals required by this subsection. The decisions of any member to whom authority is delegated to pre-approve an activity shall be presented to the Audit Committee at its first scheduled meeting following such pre-approval; and

(d)
if the Audit Committee approves an audit service within the scope of the engagement of the external auditor, such audit service shall be deemed to have been pre-approved for purposes of this subsection.

VII.    Oversight in Respect of Certain Policies

(a)
review and recommend to the Board for approval the implementation of, and significant amendments to, policies and program initiatives deemed advisable by management or the Audit Committee with respect to the Company’s code of business ethics (COBE), risk management and financial reporting policies;

(b)
obtain reports from management, the Company’s senior internal auditing executive and the external auditor and report to the Board on the status and adequacy of the Company’s efforts to ensure its businesses are conducted and its facilities are operated in an ethical, legally compliant and socially responsible manner, in accordance with the Company’s COBE;

(c)
establish a non‑traceable, confidential and anonymous system by which callers may ask for advice or report any ethical or financial concern, ensure that procedures for the receipt, retention and treatment of complaints in respect of accounting, internal controls and auditing matters are in place, and receive reports on such matters as necessary;

(d)	annually review and assess the adequacy of the Company’s public disclosure policy; and

(e)
review and approve the Company’s hiring policy for partners, employees and former partners and employees of the present and former external auditor (recognizing the Sarbanes-Oxley Act of 2002 does not permit the CEO, controller, CFO or chief accounting officer to have participated in the Company’s audit as an employee of the external auditor during the preceding one-year period) and monitor the Company’s adherence to the policy.

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VIII.    Oversight in Respect of Financial Aspects of the Company’s Canadian Pension Plans (the Company’s pension plans), specifically:

(a)	review and approve annually the Statement of Investment Beliefs for the Company’s pension plans;

(b)
delegate the ongoing administration and management of the financial aspects of the Canadian pension plans to the Pension Committee comprised of members of the Company’s management team appointed by the Human Resources Committee, in accordance with the Pension Committee Charter, which terms shall be approved by both the Audit Committee and the Human Resources Committee, and the terms of the Statement of Investment Beliefs;

(c)
monitor the financial management activities of the Pension Committee and receive updates at least annually from the Pension Committee on the investment of the Plan assets to ensure compliance with the Statement of Investment Beliefs;

(d)	provide advice to the Human Resources Committee on any proposed changes in the Company’s pension plans in respect of any significant effect such changes may have on pension financial matters;

(e)	review and consider financial and investment reports and the funded status relating to the Company’s pension plans and recommend to the Board on pension contributions;

(f)	receive, review and report to the Board on the actuarial valuation and funding requirements for the Company’s pension plans;

(g)	approve the initial selection or change of actuary for the Company’s pension plans; and

(h)	approve the appointment or termination of the pension plans’ auditor.
IX.    U.S. Stock Plans

(a)	review and approve the engagement and related fees of the auditor for any plan of a U.S. subsidiary that offers Company stock to employees as an investment option under the plan.
X.    Oversight in Respect of Internal Administration

(a)
review annually the reports of the Company’s representatives on certain audit committees of subsidiaries and affiliates of the Company and any significant issues and auditor recommendations concerning such subsidiaries and affiliates; and

(b)	oversee succession planning for the senior management in finance, treasury, tax, risk, internal audit and the controllers’ group.
XI.    Information Security

(a)	review quarterly, the report of the Chief Information Officer (or such other appropriate Company representative) on information security controls, education and awareness.
XII.    Oversight Function
While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate or are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the external auditor. The Audit Committee, its Chair and any of its members who have accounting or related financial management experience or expertise, are members of the Board, appointed to the Audit Committee to provide broad oversight of the financial disclosure, financial risk and control related activities of the Company, and are specifically not accountable nor responsible for the day to day operation of such activities. Although designation of a member

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or members as an “audit committee financial expert” is based on that individual’s education and experience, which that individual will bring to bear in carrying out his or her duties on the Audit Committee, designation as an “audit committee financial expert” does not impose on such person any duties, obligations or liability that are greater than the duties, obligations and liability imposed on such person as a member of the Audit Committee and Board in the absence of such designation. Rather, the role of any audit committee financial expert, like the role of all Audit Committee members, is to oversee the process and not to certify or guarantee the internal or external audit of the Company’s financial information or public disclosure.
3.    COMPOSITION OF AUDIT COMMITTEE
The Audit Committee shall consist of three or more directors, a majority of whom are resident Canadians (as defined in the Canada Business Corporations Act), and all of whom are unrelated and/or independent for the purposes of applicable Canadian and United States securities law and applicable rules of any stock exchange on which the Company's securities are listed. Each member of the Audit Committee shall be financially literate and at least one member shall have accounting or related financial management expertise (as those terms are defined from time to time under the requirements or guidelines for audit committee service under securities laws and the applicable rules of any stock exchange on which the Company’s securities are listed for trading or, if it is not so defined, as that term is interpreted by the Board in its business judgment).
4.    APPOINTMENT OF AUDIT COMMITTEE MEMBERS
The members of the Audit Committee shall be appointed by the Board from time to time on the recommendation of the Governance Committee and shall hold office until the next annual meeting of shareholders or until their successors are earlier appointed or until they cease to be directors of the Company.
5.    VACANCIES
Where a vacancy occurs at any time in the membership of the Audit Committee, it may be filled by the Board on the recommendation of the Governance Committee.
6.    AUDIT COMMITTEE CHAIR
The Board shall appoint a Chair of the Audit Committee who shall:

(a)	review and approve the agenda for each meeting of the Audit Committee and, as appropriate, consult with members of management;

(b)	preside over meetings of the Audit Committee;

(c)	make suggestions and provide feedback from the Audit Committee to management regarding information that is or should be provided to the Audit Committee;

(d)	report to the Board on the activities of the Audit Committee relative to its recommendations, resolutions, actions and concerns; and

(e)	meet as necessary with the internal and external auditor.
7.    ABSENCE OF AUDIT COMMITTEE CHAIR
If the Chair of the Audit Committee is not present at any meeting of the Audit Committee, one of the other members of the Audit Committee present at the meeting shall be chosen by the Audit Committee to preside at the meeting.
8.    SECRETARY OF AUDIT COMMITTEE
The Corporate Secretary shall act as Secretary to the Audit Committee.

46	TC Energy Annual information form 2019

9.    MEETINGS
The Chair, or any two members of the Audit Committee, or the internal auditor, or the external auditor, may call a meeting of the Audit Committee. The Audit Committee shall meet at least quarterly. The Audit Committee shall meet periodically with management, the internal auditor and the external auditor in separate executive sessions.
10.    QUORUM
A majority of the members of the Audit Committee, present in person or by telephone or other telecommunication device that permit all persons participating in the meeting to speak to each other, shall constitute a quorum.
11.    NOTICE OF MEETINGS
Notice of the time and place of every meeting shall be given in writing, facsimile communication or by other electronic means to each member of the Audit Committee at least 24 hours prior to the time fixed for such meeting; provided, however, that a member may in any manner waive a notice of a meeting. Attendance of a member at a meeting is a waiver of notice of the meeting, except where a member attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.
12.    ATTENDANCE OF COMPANY OFFICERS AND EMPLOYERS AT MEETING
At the invitation of the Chair of the Audit Committee, one or more officers or employees of the Company may attend any meeting of the Audit Committee.
13.    PROCEDURE, RECORDS AND REPORTING
The Audit Committee shall fix its own procedure at meetings, keep records of its proceedings and report to the Board when the Audit Committee may deem appropriate but not later than the next meeting of the Board.
14.    REVIEW OF CHARTER AND EVALUATION OF AUDIT COMMITTEE
The Audit Committee shall review its Charter annually or otherwise, as it deems appropriate and, if necessary, propose changes to the Governance Committee and the Board. The Audit Committee shall annually review the Audit Committee’s own performance.
15.    OUTSIDE EXPERTS AND ADVISORS
The Audit Committee is authorized, when deemed necessary or desirable, to retain and set and pay the compensation for independent counsel, outside experts and other advisors, at the Company’s expense, to advise the Audit Committee or its members independently on any matter.
16.    RELIANCE
Absent actual knowledge to the contrary (which shall be promptly reported to the Board), each member of the Audit Committee shall be entitled to rely on (i) the integrity of those persons or organizations within and outside the Company from which it receives information, (ii) the accuracy of the financial and other information provided to the Audit Committee by such persons or organizations and (iii) representations made by management and the external auditor, as to any information technology, internal audit and other non-audit services provided by the external auditor to the Company and its subsidiaries.

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